   As filed with the Securities and Exchange Commission on January 5, 2000
                                                   Registration No. 333-84909

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                              ------------------
                                Amendment No. 4
                                       to
                                  FORM SB-2

                           REGISTRATION STATEMENT

                                     UNDER

                         THE SECURITIES ACT OF 1933

                              ------------------

                        KANAKARIS COMMUNICATIONS, INC.
                 -----------------------------------------------------
                 (Name of Small Business Issuer in its charter)

     Nevada                               3714                    86-0888532
----------------------------  ---------------------------    ------------------
(State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification No.)            Code Number)

                               ------------------

                        3303 HARBOR BOULEVARD, SUITE F-3
                            COSTA MESA, CA  92626
                                (714) 444-0560
         ------------------------------------------------------------------
         (Address and telephone number of Registrant's principal executive offices and principal place of business)

                               ------------------

                                 Alex Kanakaris
                     President and Chief Executive Officer
                         Kanakaris Communications, Inc.
                        3303 Harbor Boulevard, Suite F-3
                              Costa Mesa, CA 92629
                                 (714) 444-0560
            ----------------------------------------------------------
            (Name, address, and telephone number of agent for service)

                                   Copies to:
                             Larry A. Cerutti, Esq.
                          Cristy Lomenzo Parker, Esq.
                              Rutan & Tucker, LLP
                        611 Anton Boulevard, 14th Floor
                          Costa Mesa, California 92626
                                 (714) 641-5100

                               ------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

                               ------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting under Section 8(a), may determine.

                    SUBJECT TO COMPLETION, JANUARY 5, 2000

PROSPECTUS

                          Kanakaris Communications, Inc.

                        1,783,334 Shares of Common Stock



         The 1,783,334 shares of our company's common stock, $.001 par value, offered hereby are being offered by certain of our security holders. Our common stock trades on the NASD's OTC Bulletin Board under the symbol "KKRS".

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         The information in this prospectus is not complete and may be changed. The selling security holders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              ---------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                              , 2000

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase any shares of our common stock.

WE HAVE INCURRED OPERATING LOSSES, EXPECT CONTINUED LOSSES AND MAY NOT ACHIEVE PROFITABILITY. IF WE CONTINUE TO LOSE MONEY, WE MAY HAVE TO CURTAIL OUR OPERATIONS.

         We have not been profitable and we may continue to lose money for the foreseeable future. Historically, we have incurred losses and experienced negative cash flow. As of September 30, 1999, we had an accumulated deficit of approximately $8.3 million. We may continue to incur losses and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from operating and expanding our business, especially our Internet-based business.

WE MAY NEED AND BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD DILUTE OUR SHAREHOLDERS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS

         Historically, we have relied upon cash from financing activities and revenues generated from operations to fund all of the cash requirements of our company's activities. We have not been able to generate any cash from our operating activities in the past and cannot assure you that we will be able to do so in the future. As a result, we may require additional financing. This may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. This financing may also dilute existing shareholders' equity. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD IMPAIR OUR BUSINESS

         Our strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources. While we believe that we have established an infrastructure to support growth, our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified engineers, technicians, salespersons and other personnel. There can be no assurance that we will be able to do so. If we are unable to successfully manage our growth, our business, prospects, financial condition and results of operations could be adversely affected.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY, WHICH COULD RESULT IN LITIGATION AGAINST US

         There is currently an extremely limited trading market for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "KKRS." There can be no assurance that any regular trading market for our common stock will develop or, if developed, will be sustained. The trading prices of our common stock could be subject to wide fluctuations in response to:

         o   quarter-to-quarter variations in our operating results;
         o   material announcements of technological innovations;
         o   price reductions;
         o significant customer orders or establishment of strategic partnerships by us or our competitors or providers of alternative products;
         o   general conditions in the Internet and e-commerce industries; or
         o   other events or factors, many of which are beyond our control.

         In addition, the stock market as a whole and individual stocks have experienced extreme price and volume fluctuations, which have often been unrelated to the performance of the related corporations. Our operating results in future quarters may be below the expectations of market makers, securities analysts and investors. In any such event, the price of our common stock will likely decline, perhaps substantially. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to our company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Any adverse determination in such litigation could also subject us to substantial liabilities.

BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. We have performed a review of our internal systems to identify and resolve the effect of Year 2000 software issues on the integrity and reliability of our financial and operational systems. Based on this review, our management believes that our internal systems are substantially compliant with Year 2000 issues. In addition, we are also communicating with our principal service providers to ensure Year 2000 issues will not have an adverse impact on us. If we, and third parties upon which we rely, are unable to address this issue in a timely manner, it could result in a material financial risk to us. In order to assure that this does not occur, we plan to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

WE RELY HEAVILY ON OUR KEY EMPLOYEES, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board, President and Chief Executive Officer, Alex Kanakaris, and our Vice Chairman of the Board, Secretary and Desience Division President, Branch Lotspeich. The loss of either of Mr. Alex Kanakaris or Mr. Lotspeich could have a material adverse effect on our company. We have not entered into any employment agreement with Mr. Kanakaris, Mr. Lotspeich or any other officer of our company. Currently, we do not maintain key-man life insurance policies on any member of management.

ALTHOUGH INTERNET COMMERCE HAS YET TO ATTRACT SIGNIFICANT REGULATION, GOVERNMENT REGULATION MAY RESULT IN FINES, PENALTIES, TAXES OR OTHER COSTS THAT MAY REDUCE OUR FUTURE EARNINGS

         Our Internet and e-commerce businesses currently are not directly regulated by any governmental agency, other than through regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering, among other things, the following issues:

         o     taxation of consumer transactions;
         o     advertising;
         o     user privacy;
         o     unsolicited marketing;
         o     pricing;
         o     quality of products and services;
         o     intellectual property;
         o     information security; and
         o     anti-competitive practices.

         The adoption of laws or regulations covering these issues may decrease the growth of Internet commerce. Such laws could decrease the demand for our products and services, increase our cost of doing business, or otherwise have an adverse effect on our business, operating results or financial condition.

         Moreover, the applicability to the Internet of existing laws governing issues including intellectual property ownership, libel and personal privacy is uncertain. If these existing laws were to be applied to the Internet, our business may be harmed.

         Taxing authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes. The adoption of any of these laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our products and services, increase costs and otherwise have a material adverse effect on our business, results of operations and financial condition. To date, we have not spent significant resources on lobbying or related government affairs issues, but we may need to do so in the future.

WE MAY UNINTENTIONALLY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS, WHICH MAY RESULT IN COSTLY LITIGATION AND LOSS OF THE RIGHT TO USE SUCH PROPRIETARY RIGHTS

         We may be subject to claims alleging that we have infringed upon third party proprietary rights which may result in significant damages. We generally obtain representations as to the origin and ownership of all licensed technology and content; however, this may not adequately protect us. Any infringement actions, with or without merit, could subject us to costly litigation and the diversion of our technical and management personnel.

WE MAY BE HURT BY SYSTEM INTERRUPTIONS IF OUR PRIMARY SERVERS ARE LOCATED AT A SINGLE PRINCIPAL LOCATION. IF COMMUNICATIONS TO THAT LOCATION WERE INTERRUPTED, OUR OPERATIONS COULD BE NEGATIVELY IMPACTED

         Our movies and general KKRS.Net web site are hosted on a server owned and operated by a third party in Rancho Santa Margarita, California. Our NetBooks.com web site presently is hosted on a server owned and operated by Earthlink but may in the future be hosted on the third-party server in Rancho Santa Margarita, California. Although offsite backup servers are maintained by our hosts, all of our primary servers are vulnerable to interruption by damage from fire, flood, power loss, telecommunications failure, break-ins and other events beyond our control. We have, from time to time, experienced periodic systems interruptions and anticipate that these interruptions will occur in the future. If we experience significant system disruptions, our business, results of operations and financial condition would be materially adversely affected. We do not currently maintain business interruption insurance.

OUR COMPUTER INFRASTRUCTURE MAY SUFFER SECURITY BREACHES. ANY SUCH BREACHES COULD JEOPARDIZE CONFIDENTIAL INFORMATION TRANSMITTED OVER THE INTERNET, CAUSE INTERRUPTIONS IN OUR OPERATIONS OR CAUSE US TO HAVE LIABILITY TO THIRD PARTIES

         We rely on technology that is designed to facilitate the secure transmission of confidential information. Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, including personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our insurance does not currently protect us against these losses. Any security breach would have a material adverse effect on our business, results of operations and financial condition.


                           FORWARD-LOOKING STATEMENTS

         Some of the information contained in this prospectus contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered hereby by the selling security holders.


                         PRICE RANGE OF OUR COMMON STOCK

         Our common stock commenced trading on the OTC Bulletin Board under the symbol "KANA" on November 26, 1997. On August 2, 1999 we changed our symbol to "KKRS."

         The following table shows the high and low closing bid prices of our common stock for the periods presented. The quotations shown below reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

                                                           High        Low
                                                           ----        ---
Year Ended September 30, 1998:

     First Quarter.........................................$3.625      $3.50
     Second Quarter........................................ 4.00        1.375
     Third Quarter......................................... 3.25         .40625
     Fourth Quarter........................................  .40625      .035

Year Ended September 30, 1999:

     First Quarter.........................................$ .25        $ .03
     Second Quarter........................................ 2.25         .17
     Third Quarter......................................... 2.96875     1.09375
     Fourth Quarter........................................ 1.46875      .71875

         The closing price of our common stock on December 15, 1999 was $.625.

         At December 15, 1999, there were approximately 249 shareholders of record of our common stock. Within the holders of record of our common stock are depositories such as Cede & Co. that hold shares of stock for brokerage firms which, in turn, hold shares of stock for beneficial owners.

                                 DIVIDEND POLICY

         We have never paid any dividends on our common stock and do not anticipate declaring or paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, to reinvest in our business. We expect that covenants in our future financing agreements will prohibit or limit our ability to declare or pay cash dividends.

                                 CAPITALIZATION

         The following table sets forth our cash position and capitalization as of September 30, 1999. The information set forth below should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                  September 30, 1999
                                                                   -------------
Cash and cash equivalents......................................... $    155,063
                                                                   =============
Long-term debt....................................................         -
                                                                   =============
Stockholders' equity:
     Preferred stock, $.01 par value; authorized 5,000,000 shares;
       Class A Convertible Preferred Stock; issued and outstanding
          1,000,000 shares........................................       10,000
     Common stock; $.001 par value; authorized 100,000,000
       shares; issued and outstanding 25,490,550 shares(1)........       25,958
     Additional paid-in capital...................................    7,907,746
     Treasury stock...............................................     (201,920)
     Stock subscriptions..........................................       (1,260)
     Accumulated deficit..........................................   (8,364,140)
                                                                   -------------
       Total stockholders' deficiency.............................     (623,616)
                                                                   -------------
Total capitalization.............................................. $   (468,553)
                                                                   =============

-------------------

(1) Excludes 2,350,000 shares of common stock issuable pursuant to the exercise of stock options outstanding as of September 30, 1999, at a weighted exercise price of $.22 per share, none of which were exercisable on September 30, 1999. Also excludes 1,033,334 shares of common stock issuable pursuant to the conversion of our convertible debentures outstanding as of September 30, 1999, all of which were convertible on September 30, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes and other financial information included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended September 30, 1999 and 1998 and the period from February 25, 1997 (inception) to September 30, 1997, and the consolidated balance sheets data as of September 30, 1999, 1998 and 1997, are derived from our consolidated financial statements which have been audited by Weinberg & Company, P.A. and are included in this prospectus. Historical results are not necessarily indicative of future results.

                                          FEBRUARY 25, 1997       FISCAL YEAR ENDED
                                            (INCEPTION) TO           SEPTEMBER 30,
                                            SEPTEMBER 30,   -------------   -------------
                                                1997             1998           1999
                                            -------------   -------------   -------------
CONSOLIDATED STATEMENTS OF OPERATIONS
 DATA:
Net sales................................   $      8,475    $    919,905    $    968,758
Cost of sales............................           -            481,349         661,707
                                            -------------   -------------   -------------
     Gross profit........................          8,475         438,556         307,051
Operating expenses:
     Marketing and advertising...........         14,717          98,110         822,306
     Provision for bad debt..............           -            300,000           1,000
     General and administrative..........        764,774       4,105,320       2,849,944
                                            -------------   -------------   -------------
       Total operating expenses..........        779,491       4,503,430       3,673,250
                                            -------------   -------------   -------------
       Operating loss....................       (771,016)     (4,064,874)     (3,366,199)
Other expense (income) net...............         (5,135)          8,475        (175,661)
                                            -------------   -------------   -------------
       Net loss..........................   $   (765,881)   $ (4,056,399)   $ (3,541,860)
                                            =============   =============   =============
       Net loss attributable to
         common shares...................   $   (765,881)   $ (4,056,399)   $ (3,541,860)
                                            =============   =============   =============

Basic and diluted net loss per
 common share............................   $     (.2733)   $     (.2813)   $       (.15)
                                            =============   =============   =============

Weighted average common
 shares used in determining
 net loss per share......................      2,802,154      14,419,873      22,945,540
                                            =============   =============   =============

                                                                            AT SEPTEMBER 30,
                                                                  ------------------------------------
                                                                  1997           1998          1999
                                                                  ----           ----          ----

CONSOLIDATED BALANCE SHEETS DATA:
     Cash and cash equivalents................................ $  53,804      $    5,415   $   155,063
     Working capital (deficiency).............................    79,326        (411,984)   (1,189,834)
     Total assets.............................................   309,763         787,970     1,000,303
     Long-term debt...........................................      -             20,753         -
     Total stockholders' equity (deficiency)..................   290,990         160,421      (623,616)


                                       8


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

OVERVIEW

         We are an Internet-based provider of online delivery of films and books. Our Internet web site, www.KKRS.Net, is the portal to all of the proprietary content and web sites of our company. Our films are accessible by Internet users at access rates from 56K to broadband. We have over 200 on-demand movies available with full-screen scalability and television quality. We have over 250 books online available. The books feature re-sizable type, the ability to turn pages without scrolling and the ability to search by word or phrase. In addition, currently we offer other content at www.KKRS.Net, including co-branded auctions, classified ads and personal ads.

         In addition to our Internet and e-commerce businesses, we design, manufacture and install ergonomic data control console systems for high-end computer command centers used by governmental agencies and Fortune 500 and other companies. Our customers include NASA, the Federal Bureau of Investigation, the United States Navy, Bank of America and Mitsubishi.

         To date, all of our revenues have been derived through sales of our data control console systems. Our current business strategy includes expansion of our data control console business and a significant emphasis upon developing and expanding our Internet and e-commerce businesses.

         Our company is a Nevada corporation that was incorporated on November 1, 1991 and is the sole shareholder of Kanakaris InternetWorks, Inc. Kanakaris InternetWorks, Inc. is the sole shareholder of Desience Corporation. Our common stock is currently traded on the OTC Bulletin Board under the ticker symbol "KKRS."

         We currently derive substantially all of our revenue from the manufacture and sale of our data control console systems. We are in the process of further developing and expanding our Internet-related businesses with the goal of deriving revenues from these businesses in the near future. In that regard, we anticipate deriving revenue from, among other sources:

         o rental and sales of online, downloaded and print books and other written materials;
         o   movie subscription and pay-per-view fees;
         o   classified and personal ad advertising fees;
         o fees based on the value of items auctioned through our Internet Lifestyle Network; and
         o   sales of downloadable music.

         We expect to continue to place significant emphasis upon the further development and expansion of our Internet and e-commerce businesses. We expect to increase our sales and marketing expenses in the near term. We intend to increase our marketing efforts substantially in order to develop awareness and brand loyalty for our Internet-based products and services and to generate revenues from those who visit our Internet sites. These marketing efforts will require a considerable effort on our part.

         We also intend to continue to invest in the development of new products and services, complete the development of our products and services currently under development and expand our network.

         We have incurred significant losses since our inception. As of September 30, 1999, we had an accumulated deficit of approximately $8.3 million. We expect to incur substantial operating losses for the foreseeable future. Our results of operations have been and may continue to be subject to significant fluctuations. The results for a particular period may vary due to a number of factors, many of which are beyond our control, including:

         o the timing and nature of revenues from our Internet and e-commerce businesses and data control console product sales that are recognized during any particular quarter;
         o the impact of price competition on our average prices for our products and services;
         o market acceptance of new product or service introductions by us or our competitors;
         o   the timing of expenditures in anticipation of future sales;
         o   product returns;
         o   the financial health of our customers;
         o the overall state of the Internet and e-commerce industries and the data control console industries; and
         o   economic conditions generally.

RESULTS OF OPERATIONS

FISCAL YEARS ENDED SEPTEMBER 30, 1999 AND 1998

         Net sales increased $48,853 or 5.3%, from $919,905 for the year ended September 30, 1998 to $968,758 for the year ended September 30, 1999. This slight increase in total sales was primarily due to an increase in sales of our OPCON Module System. The portion of net sales derived from our e-commerce businesses decreased $58,621 or 65.3%, from $89,783 for the year ended September 30, 1998 to $31,162 for the year ended September 30, 1999 primarily due to a shift in our focus from establishing web sites to providing downloadable content. The portion of net sales derived from the sales of our data control console systems increased $107,474 or 13.0%, from $830,122 for the year ended September 30, 1998 to $937,596 for the year ended September 30, 1999.

         Gross profit decreased $131,505 or 30.0%, from $438,556 for the year ended September 30, 1998 to $307,051 for the year ended September 30, 1999. The decrease in gross profit and corresponding decrease in gross margin from 47.7% to 31.7% was primarily due to the purchase of intangible movie and book rights for use on our web sites. During the fourth quarter of the year ended September 30, 1999, we generated net sales of $196,591. Because our cost of sales was $204,455 during that period, we incurred a negative gross profit of $7,864. This negative gross profit was primarily due to a significant increase in web hosting and design costs relating to our NetBooks.com and NetMovieMania.com web sites without a commensurate increase in our net sales.

         Total operating expenses decreased $830,180, or 18.4%, from $4,503,430 for the year ended September 30, 1998 to $3,673,250 for the year ended September 30, 1999. This decrease in total operating expenses was primarily due to a significant decrease in our consulting fees from $3,241,466 for the year ended September 30, 1998 to $1,339,287 for the year ended September 30, 1999. This decrease in consulting fees was primarily due to the use of stock for payment of these costs at a lower stock value.

         Other expense was $175,661 for the year ended September 30, 1999, as compared with other income of $8,475 for the year ended September 30, 1998. The resultant other expense was primarily due to an increase in interest and financing expense from $0 for the year ended September 30, 1998 to $208,641 for the year ended September 30, 1999.

         Total net loss decreased $514,539 or 12.7%, from $4,056,399 for the year ended September 30, 1998 to $3,541,860 for the year ended September 30, 1999. For the year ended September 30, 1998, our e-commerce businesses experienced a net loss of $4,004,486 as compared with a net loss of $3,692,570 for the year ended September 30, 1999. For the year ended September 30, 1998, our data control console business experienced a net loss of $51,913 as compared with a net profit of $150,710 for the year ended September 30, 1999. During the fourth quarter of the year ended September 30, 1999, we incurred a net loss of $1,376,387 primarily due to an increase in marketing costs related to promoting our company and its products and services, an increase in interest expense related to our newly issued debentures, an increase in professional fees related to the preparation of this prospectus and an increase in consulting fees.

YEAR ENDED SEPTEMBER 30, 1998 AND PERIOD FROM FEBRUARY 25, 1997 (INCEPTION) TO SEPTEMBER 30, 1997

         Net sales were $919,905 and $8,475 for the year ended September 30, 1998 and the period from inception to September 30, 1997, respectively. This significant increase in net sales was due to the acquisition of Desience Corporation during fiscal 1998 and the inclusion of Desience Corporation's net sales in fiscal 1998.

         Gross profit increased $430,081 from $8,475 for the period from inception to September 30, 1997 to $438,556 for the year ended September 30, 1998. This increase was due to the acquisition of Desience Corporation during fiscal 1998 and the inclusion of Desience Corporation's net sales for fiscal 1998.

         Total operating expenses increased $3,723,939 from $779,491 to $4,503,430 partially due to the acquisition of Desience Corporation during fiscal 1998 and the inclusion of Desience Corporation's operating expenses for fiscal 1998. During fiscal 1998, our consulting fees were $3,241,466 as compared with $453,841 for the period from inception to September 30, 1997. This increase in consulting fees was due to recording the stock issued for consulting services as an expense using the fair value of the stock as of the date of issue, which value was significantly higher in 1998 than in 1997.

LIQUIDITY AND CAPITAL RESOURCES

         From February 25, 1997 through June 30, 1999, we funded our operations primarily from equity investments through private placements of our securities, including our convertible debentures, proceeds from our line of credit and revenue generated from our operations.

         As of September 30, 1999, we had a negative working capital of $1,189,834 and an accumulated deficit of $8,364,140. As of that date, we had $155,063 in cash and $154,110 in accounts receivable. We also had obligations under our debentures in the amount of $600,000.

         Cash used in our operating activities totaled $1,231,233 for the year ended September 30, 1999 as compared to $282,795 for the year ended September 30, 1998. Cash provided by our investing activities totaled $4,870 for the year ended September 30, 1999 as compared to cash used in investing activities of $287,873 for the year ended September 30, 1998.

         Cash provided by our financing activities was $1,376,011 for the year ended September 30, 1999. That amount was raised through the issuance of our common stock which generated $756,061, and through the issuance of our debentures which generated $620,000. Cash provided by our financing activities was $522,279 for the year ended September 30, 1998.

         On February 25, 1999, we obtained a $5,000,000 revolving line of credit from Alliance Equities. On April 7, 1999, this line of credit was increased to $7,000,000. The February 25, 1999 agreement memorializing our arrangement with Alliance Equities provides that a definitive agreement is to be negotiated within seven days of that date. Prior to December 10, 1999, the parties had not finalized a definitive agreement and had operated under the February 25, 1999 agreement as amended by the April 7, 1999 amendment. On December 10, 1999, the parties executed a definitive agreement relating to the revolving line of credit. The agreement provides that our company may draw up to $500,000 per month on the line of credit, up to a maximum aggregate borrowing of $7,000,000. Interest accrues at the rate of 10% per annum, with unpaid principal and accrued interest due at maturity on December 10, 2001, unless the line of credit is terminated earlier by mutual agreement of the parties upon 30 days' prior written notice, is prepaid by us or is converted into shares of our common stock by us, by the lender or automatically upon the happening of certain events.

         At any time or times prior to maturity, our company may convert any portion of the unpaid principal balance into shares of our common stock, or the lender may convert up to 50% of the unpaid principal balance, at a conversion price equal to the average market price for our common stock for the 30 days prior to the conversion. The unpaid principal balance of the line of credit is automatically convertible into shares of our common stock if we fail to pay the unpaid principal and interest due at maturity, at a conversion price equal to the average market price for our common stock for the 30 days prior to the conversion. Alternatively, the unpaid principal balance of the line of credit is automatically convertible into shares of our common stock if we close a financing in which the aggregate gross proceeds received by us equal or exceed $7,000,000, in which case a total of 50% of the entire original line of credit amount (which is the aggregate of amounts previously converted at that time plus non-converted amounts equaling a maximum of 50% of the entire original line of credit amount) will be converted at a conversion price equal to the average market price of our common stock as exists thirty days prior to such automatic conversion.

         We believe that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including our revolving line of credit with Alliance Equities, will be adequate to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. If, however, our capital requirements or cash flow vary materially from our current projections or if unforseen circumstances occur, we may require additional financing sooner than we anticipate. Failure to raise necessary capital could restrict our growth, limit our development of new products and services or hinder our ability to compete.

YEAR 2000 COMPLIANCE

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, such computer applications could fail or create erroneous results by or at the Year 2000. We are currently identifying which of our information technology and non-information technology systems will be affected by Year 2000 issues.

         Our Year 2000 compliance program consists of three phases: identification and assessment, remediation and testing. For any given system, the phases occur in sequential order, from identification and assessment of Year 2000 problems, to remediation and, finally, to testing our solutions.

         We have completed the identification and assessment of most of our information technology systems, and those systems address or have been modified to address Year 2000 problems. We have received assurances from our vendors and suppliers that their products and businesses are Year 2000 compliant. However, we have no direct control over these third parties and cannot assure you that any third-party software and hardware systems will be timely converted. The failure of certain individual vendors or suppliers, or a combination of vendors or suppliers, to make their systems Year 2000 compliant could have a material adverse effect on our financial results.

         We have completed all phases of our Year 2000 compliance program. Our costs to date for our Year 2000 compliance program have not been material.

         We rely on third-party network infrastructure providers to gain access to the Internet. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide our services could be impaired, which could harm our business, financial condition and operating results.

         We are currently unable to determine our most reasonably likely worst case Year 2000 scenario. Because most of our information technology systems address or have been modified to address Year 2000 problems and because we do not have significant non-information technology systems, we do not anticipate that the Year 2000 will have a significant impact on our operations. However, a failure to address all of our Year 2000 issues successfully could have a material adverse effect on our business, results of operations and financial conditions.

                                    BUSINESS

COMPANY HISTORY

         Our company is the surviving company in a series of transactions involving Kanakaris InternetWorks, Inc., a Delaware corporation that was incorporated on February 25, 1997, Desience Corporation, a California corporation that was incorporated on April 17, 1984, and Big Tex Enterprises, a Nevada corporation that was incorporated on November 1, 1991. On October 10, 1997, Kanakaris InternetWorks, Inc. purchased all of the outstanding shares of common stock of Desience Corporation in exchange for a royalty payable to the prior sole shareholder of Desience Corporation based upon a percentage of Desience Corporation's gross sales. On November 25, 1997, Big Tex Enterprises purchased all of the outstanding shares of common stock of Kanakaris InternetWorks, Inc. in exchange for 3,000,000 shares of our common stock owned by Nelson Vasquez, the then president of Big Tex Enterprises, 3,000,000 newly issued shares of our common stock and 1,000,000 newly issued shares of our preferred stock. On November 26, 1997, Big Tex Enterprises changed its name from Big Tex Enterprises to Kanakaris Communications, Inc. Consequently, our company is a Nevada corporation that was incorporated on November 1, 1991 and is the sole shareholder of Kanakaris InternetWorks, Inc., and Kanakaris InternetWorks, Inc. is the sole shareholder of Desience Corporation. Our common stock currently is traded on the OTC Bulletin Board under the ticker symbol "KKRS."

COMPANY OVERVIEW

         We are an Internet-based provider of online delivery of films and books. Our Internet web site, www.KKRS.Net, is the portal to all of the proprietary content and web sites of our company. Our films are accessible by Internet users at access rates from 56K to broadband. We have over 200 on-demand movies available with full-screen scalability and television quality. We have over 250 books online available. The books feature re-sizable type, the ability to turn pages without scrolling and the ability to search by word or phrase. In addition, currently we offer other content at www.KKRS.Net, including co-branded auctions, classified ads and personal ads.

         In addition to our Internet and e-commerce businesses, we design, manufacture and install ergonomic data control console systems for high-end computer command centers used by governmental agencies and Fortune 500 and other companies. Our customers include NASA, the Federal Bureau of Investigation, the United States Navy, Bank of America and Mitsubishi.

         To date, all of our revenues have been derived through sales of our data control console systems. Our current business strategy includes expansion of our data control console business and a significant emphasis upon developing and expanding our Internet and e-commerce businesses.

         We currently derive all of our revenue from the manufacture and sale of our data control console systems. We are in the process of further developing and expanding our Internet-related businesses with the goal of deriving revenues from these businesses in the near future. In that regard, we anticipate deriving revenue from, among other sources: rental and sales of online, downloaded and print books and other written materials; movie subscription and pay-per-view fees; classified and personal ad advertising fees; fees based on the value of items auctioned through our Internet Lifestyle Network; and sales of downloadable music.

         We store single digital source files of content on our servers. This single file - which may be a movie, a book or, in the future, music - is duplicated on demand as many times as demand warrants. We deliver our content direct over the Internet, which eliminates traditional remanufacturing, storage and shipping costs. In addition, we provide Internet services such as the design and hosting of web sites, proprietary web sites, digital book publishing, themed content commerce web sites and online advertising. We also design and manufacture computer command centers used by corporations and governmental agencies. We are focused on developing proprietary web sites and downloadable Internet content and anticipate that these components of our business will be a major portion of our overall and Internet business.

         Our currently available and planned Internet services are designed to provide the following key benefits to individual consumers and end-users:

         ONLINE MOVIES

         o   No Plug-In Required For Delivery
         o   Works With Any Computer With An Internet Connection
         o   Compatible With Any Browser Or On Any Platform
         o   Pay-Per-View for Individual Movies
         o   Monthly Access to Unlimited Viewing
         o   Full-Screen Viewing of Movies

         ONLINE BOOKS

         o   Real-time Delivery
         o   Secured Impressions
         o   Direct Delivery
         o   Dynamic Updates

         ONLINE MUSIC (in development)

         o   24-Hour Access to New Artists
         o   Direct Online Purchase Of A Wide Variety Of Music

         ONLINE SHOPPING/ENTERTAINMENT (in initial implementation)

         o   Specialized Items for the Internet Lifestyle

         Our data control console products are designed to provide the following key benefits to customers:

         o   Maximization of operator efficiency and productivity through ergonomics, focusing on data and immediate accessibility
         o   Operator productivity is increased by providing an environment which reduces visual and physical stress, enhancing the operator's ability to focus attention and facilitating equipment access
         o Maximization of the number of displays per operator in a compact space
         o Flexibility to accommodate growth and change in both hardware and location

INTERNET INDUSTRY BACKGROUND

         The Internet began in the late 1960s as an experiment in the design of robust computer networks. Basically, the Internet is a collection of computer networks - a network of networks - that allows anyone to connect with their computer to the Internet and immediately communicate with other computers and users across the world. Its use for decades was primarily limited to defense contractors and academic institutions. With the advent of high-speed modems for digital communication over common telephone lines, some individuals and organizations began connecting to and taking advantage of the Internet's advanced global communications ability.

         Although there were several factors responsible for the growth of the Internet, the factors that are most often attributed to its success are the advent of HTML, the World Wide Web and Internet browsers. With the expansion in the number of Internet users and web sites, we believe the following two recent phenomena have developed: growth in the amount of commerce that is being transacted over the Internet; and willingness of businesses to spend money to be a part of the Internet.

         Because the Internet has experienced rapid growth, it has developed into a significant tool for global communications, commerce and media, enabling millions of people to share information and transact business electronically. International Data Corporation, or IDC, estimates that there were over 51 million web users in the United States and over 97 million worldwide at the end of 1998. IDC projects these numbers to increase to over 135 million web users in the United States and over 319 million worldwide by the end of 2002. Internet-based businesses have emerged to offer a variety of products and services over the Internet. Advances in online security and payment mechanisms have also prompted more businesses and consumers to engage in electronic commerce. IDC estimates that the value of purchases of goods and services, excluding fund transfers and stock transfers, on the Internet will grow from $32.4 billion worldwide in 1998 to $425.7 billion worldwide in 2002.

DATA CONTROL CONSOLE INDUSTRY BACKGROUND

         The data control console industry focuses on the design, manufacture, and implementation of high-tech furniture systems used to fully integrate computer systems and communications systems in the workplace. Working with IBM, we developed the first modular system for enclosing and organizing the equipment and cabling associated with data and network control centers. The first large installation occurred in 1985. We were the first and only manufacturer using a standard, modular "system" which could be quickly installed by bolting together without any site construction and could similarly be added to or reconfigured easily with additional parts.

OUR STRATEGY

         Our objective is to be the leader of downloadable content, information and entertainment products and a leading supplier of data control console products. Our goal is to provide the direct delivery of interactive content, including movies, books and music, directly over the Internet to computer devices available in schools, offices, homes and cars on a worldwide around-the-clock basis. To achieve these objectives, we have developed a strategy with the following key elements:

         o EXPAND OUR MOTION PICTURE LIBRARY. Currently we have over 200 movies available for viewing in full-length, full computer screen format on demand through our "virtual theater", which utilizes Microsoft Media 4.0 technology. We intend to expand our motion picture library as funds become available.

         o FINALIZE THE DEVELOPMENT AND IMPLEMENTATION OF OUR MOVIE PARTNER PROGRAM. We intend to finalize the development and implementation of our Movie Partner Program to allow any mainstream web site in the world to host a virtual theater. We plan to attract web sites to participate in our proposed Movie Partner Program by allowing such web sites to join our program free of charge and to share in our revenues generated through their participation in our program.

         o BECOME THE LEADING PROVIDER OF DIRECT-OVER-THE-INTERNET DELIVERY OF BOOKS. We are working toward providing the largest number of copyrighted books available via secure direct-over-the-Internet technology. To accomplish this goal, we are seeking new relationships with publishers and authors.

         o DEVELOP AND CULTIVATE STRATEGIC ALLIANCES. We intend to cultivate our existing strategic alliances with Microsoft Corporation, ION Systems, Inc. and others and to develop new strategic alliances that will aid us in building brand awareness for our Internet and e-commerce web sites and enhancing the products and services we provide.

         o BUILD THE KKRS.NET NAME. We intend to increase our focus on building the KKRS.Net name. As funds become available, we intend to launch a promotional campaign to increase awareness of the KKRS.Net name through, among other things, our strategic alliances, co-branding of others' web sites and traditional media, including print and radio.

         o CAPITALIZE ON FREE SERVICES. We believe that our free services will attract a critical mass of users and educate Internet users, authors and publishers regarding the benefits of our products and services.

         o EXPAND OUR PRODUCTION AND INSTALLATION OF DATA CONTROL CONSOLE PRODUCTS. We intend to generate new and exciting sales materials and aids to enhance our product exposure and to increase our sales force to penetrate deeper into national and international markets.


OUR INTERNET PRODUCTS AND SERVICES

         ONLINE MOVIES

         We operate an online movie site, entitled "NetMovieMania.com," which enables Internet users to download full-length motion pictures with no download time and no plug-in required utilizing Microsoft Windows Media Technology 4.0. NetMovieMania.com is a channel on our KKRS.Net entertainment web portal. We plan to offer pay-per-view movies as well as promotional movies. We have amassed a catalog of over 400 film titles, of which more than 200 are currently available for online distribution. We plan to offer pay-per-view movies as well as sell advertising to our web site. We plan to charge a monthly access fee for those customers who desire unlimited viewing access to a larger portion of our web site. We are in the process of merchant service system that will enable us to charge and collect access fees to our NetMovieMania.com web site.

         We have developed a Movie Partner Program aimed at attracting web sites to utilize our innovative technology. We intend to allow other web sites to co-brand our virtual theater and receive a commission for subscription and pay-per-view fees generated by visitors from their web sites.

         We plan to introduce our Movie Partner Program during the first quarter of calendar year 2000. We anticipate that our Movie Partner Program will include the following revenue streams:

         o Advertising sales to companies interested in selling products to our viewers

         o Monthly subscription fees for unlimited access to a larger number of online movies

         o Pay-per-view fees for individual viewers at broadband access speeds for selected movies and events

         o Co-branding of our content with other web sites to increase traffic value of ads and the potential numbers of subscribers and pay-per-view customers

         ONLINE BOOKS

         We have a web site called "NetBooks.com" which is integrated within our main web site KKRS.Net and which offers secure online delivery of books using proprietary technology licensed from ION Systems. Over the past several years, book publishing in the United States has shown a steady increase. As a result, the emerging online bookselling industry is expected to grow from $630 million in 1998 to $3 billion in 2003, according to Forrester Research, Inc., a Cambridge, Massachusetts, research group.

         Currently, online booksellers account for about three percent of the market for books and industry experts believe that this market share is growing. We estimate there are 500 book titles available electronically on the Internet today. Microsoft, in an advertisement in Publisher's Weekly in November 1999, stated that by the year 2020, 90% of all book titles will be available electronically.

         Our company's content, which currently is available as movies and books, is downloadable in real-time which means there is not a significant delay in the display of text or images. This allows the consumer to obtain immediate access to the medium of their choice. We believe that our site is secure to the extent that it preserves the author's rights to ownership. We also believe that we are the only online Internet publisher that provides real-time secure fulfillment from one source file.

         The primary concern for downloadable content providers is security. There are currently other sites on the Internet that offer a variety of downloadable titles. However, the number of titles available is extremely limited because authors and publishers are reluctant to put their materials online. This is largely a result of a lack of security systems offered by other similar sites. When security is lacking, the author and publisher lose control of their property. The material can be copied, printed, e-mailed, or transferred to anyone as many times as the user would like with no payment or royalty to the owner. In addition, other sites make it difficult for people to comfortably read books. The document is downloaded and the text and spacing cannot be changed. Often times, this makes for an uncomfortable reading experience.

         We have made available a solution for both the security problem as well as the comfort problem with our software solutions. Books and articles are now available through high-speed access for use on desktops, laptops, personal data assistants, compact discs and other innovative end user hardware. Most importantly, there is no end user software needed. Earlier this year, we entered into an alliance with ION Systems for use of their secure online download technologies. Using this new, innovative software, we can rent or sell books online while allowing authors and publishers to retain control over their content.

         Authors and publishers whose materials are available on our NetBooks.com web site determine which of the following access options are to be made available to visitors to our website:

         o Free Browsing - Currently, a visitor may browse certain posted materials free of charge.

         o Purchase Hourly Access - We anticipate that a visitor will in the future be able to rent the online version of the materials on an hourly basis. The author or publisher may allow visitors to apply a percentage of the online rental fees toward another method of purchase or rental described below.

         o Purchase of Download Version - Currently, a visitor may purchase the download version of the materials, thus enabling them to use the materials for off-line reading in unlimited sessions for an unlimited amount of time. The copyright notice will state that the visitor cannot duplicate the book.

         o Purchase Extended Access - We anticipate that a visitor will in the future be able to purchase a password enabling them to read the online version of the materials for five years in any number of sessions.

         o Purchase of Print Version - We anticipate that a visitor will in the future be able to purchase a print version of the materials and that when an order for a print copy is submitted, the purchasing visitor will be given immediate access to the online version while the book is shipped.

         The text of the online materials cannot be copied, printed, or extracted using optical character recognition software. Our licensed technology also prevents temporary Internet files from storing usable text. We believe this is the first application of a technology through which the author and publisher can retain complete control of how their creative work is used online. Any book or document - no matter how long - can be read page by page. The reader also maintains control over the size of the type with just the click of the mouse. None of these features requires any special user software other than a JAVA-enabled browser. By using this technology, a long document, book, textbook or manual can be read without scrolling and in any type size the reader's eyes find comfortable.

         A value-added feature of our company's system is real-time secure fulfillment of orders from customers. When an order for a print copy is submitted, the purchaser is given immediate access to the online version while the book is shipped. We believe that the online protection of the author's intellectual property and the enhanced reading format differentiate our company from any other Internet distributor.

         We are also working with ION Systems to develop and implement an exclusive Partner Program, which will be a unique method of title acquisition among Internet publishers. The program will allow qualified publishers to post books online free of charge and to share in revenues derived from access charges. The program will be available to publishers, agents, packagers or other persons or organizations who have the copyright to book titles. Qualified partners will be able to post books online for free and receive multiple new revenue streams. The program is available to publishers, agents, packagers or other persons or entities who have the copyright to multiple book titles.

         ONLINE MUSIC

         We plan to establish an online music site entitled cyberpop.com. We anticipate that cyberpop.com will be a downloadable music site offering a combinations of 24-hour Internet radio exposure to artists, combined with direct online sales of songs and compact disks in a choice of the leading Internet delivery technologies.

         ONLINE SHOPPING/ENTERTAINMENT

         We have established the Internet LifeStyle Network. To maximize exposure and accessibility, the site is fully integrated with our downloadable movie and book web sites. The site presently offers co-branded auctions, classified ads and personal ads.

OUR DATA CONTROL CONSOLE PRODUCTS

         Our primary data control console product is our OPCON Module System, a proprietary modular system for high-end computer command centers. Our OPCON Module Systems have been purchased and installed by major governmental agencies such as NASA, the Federal Bureau of Investigation and the United States Navy and by large corporations including Bank of America, Mitsubishi and Pacific Bell.

         Our control center consoles are ergonomically designed to maximize comfort, function, adaptability and efficiency for the corporate network system. We assist clients in the planning process by making site visits, taking lists of requirements, then providing customers with blueprint floor plans of OPCON Module System layouts, elevated views of suggested equipment layouts and perspective presentation drawings. In order to assure complete customer satisfaction, we oversee the manufacturing of products as well as the installation.

         Our company through its wholly-owned subsidiary, Desience Corporation, has been marketing and selling the OPCON Module System to corporate and government mainframe computer users since the early 1980's. Historically, approximately 90% of our sales have been in the United States. During the 1990's we have seen increased business from South America, including multiple orders from Venezuela, and have also seen increased business from Mexico. We have also sold and installed the OPCON Module System in Canada, Barbados, Bermuda, St. Lucia, Kuwait and Guam.

         In 1999, we announced plans to develop a "personal" module system, tentatively titled Opcon 2000, to provide a single computer work station for the home or office. This product will represent the first consumer product offering in our history. We plan to market this product over the Internet with the intention of consumer retail distribution throughout the world.

         Currently, there are five companies competing in the marketplace for modular system solutions, including Desience Corporation, Wrightline, Evans Consoles, and Stacking Systems, which provide metal products, and Infrastructures, which provides wood-type products. All of our competitors have more resources than us, and most competitors offer similar services such as installation, warranties and customer service. Deciding factors such as price, service and features vary according to the requirements of the customer.

         Wood is a low cost short-range solution with no ability to endure the rigors of years of use and frequent reconfigurations so often required in our environment. Therefore, only the other metal products are true competition for us. We are a leader in the design and production of quality metal products. Our system is made of heavy steel, has a proprietary lens to provide better task lighting, provides extremely open architecture for cable routing and is easy to reconfigure. To this end, we are proud that our existing clients return often for new and/or expanded systems.

STRATEGIC RELATIONSHIPS

         In order to expand our Internet and e-commerce businesses, we have developed strategic relationships with various Internet, technology and software companies. The following is a brief description of some of our more important strategic relationships.

         MICROSOFT CORPORATION

         In August 1999, we entered into an Internet content partner agreement with Microsoft Corporation. Under the terms of the agreement, Microsoft promotes certain portions of our web content and provides assistance in the use of Microsoft's Windows Media technology. Microsoft has agreed to promote four of our web sites through December 30, 2001. Microsoft is providing clickable headline links to our NetMovieMania.com web site consisting of brief summaries of the content available via the site link on their WindowsMedia.com web site. This site link enables Internet users to read about and click on the descriptions of content available from our company and then be directly connected to our web site. In addition, in November 1999 our company was selected by Microsoft to participate in the Microsoft Windows Media Technologies Broadband Jumpstart Initiative. On December 7, 1999, we launched 45 movie titles at 100 kbps and 300 kbps broadband speeds on our NetMovieMania.com web site, and Microsoft has begun providing links to this content from its WindowsMedia.com web site. As part of the Broadband Jumpstart Initiative, William Gates, the Chairman and CEO of Microsoft Corporation, introduced a new Microsoft Broadband web site at the StreamingMedia West conference in San Jose, California on December 7, 1999. Our company is represented on this web site through a clickable link. On that same day, InterVu began providing server space and bandwidth for 45 movies. Microsoft Corporation will cover the cost of this service for a period of six months.

         ION SYSTEMS

         Our license agreement with ION Systems allows us to use their secure online download technologies. The agreement continues through December 31, 2004, and thereafter will be renewable automatically for additional renewal terms of five years each. Under this agreement, ION Systems has granted us a license to use their E*Web and the X*Maker computer software which allows for the secure downloading and viewing of our web sites. ION System's software may be used by us solely for the publishing, displaying, promoting, marketing, offering and selling for a fee of certain specified book categories as well as of products or services listed in the books published. The fee for each book conversion performed by ION Systems is $100.00, and the royalties for each book sale and product sale are 20% and 5% respectively, of gross revenue. In April 1999, we amended our agreement with ION Systems to provide that ION Systems would manage all e-commerce transactions through our web sites for Netbooks.com and would also manage the maintenance of all our web sites for Netbooks.com, including site maintenance and coordination with site hosting facilities.

SALES AND MARKETING

         Sales and marketing activities with respect to our data control console business are currently handled by a limited number of manufacturer's representatives and the four employees of our company that are engaged primarily in this portion of our business, who locate potential customers and assist them in the planning process by making site visits, taking lists of requirements, then providing customers with proposed blueprints and drawings suited to the customers' individual needs. We intend to increase the number of manufacturer's representatives and employees devoted to these functions as funds and opportunities become available so that we can continue to enhance Desience Corporation's name as the pioneer and a modern leader in the data control console business.

         Sales and marketing activities with respect to our Internet and e-commerce businesses are currently limited primarily to headline links provided by Microsoft Corporation from its web site to our NetMovieMania.com web site, co-branding of others' web sites, and hosting web events such as the live webcast of a charitable fashion show for the Los Angeles organization known as L.A. Shanti, on December 14, 1999. An important piece of our current marketing strategy is to offer free services. For example, movies on our web site presently can be viewed free of charge and will remain viewable free of charge for a limited time. This is intended to allow us to expand our customer base and get customers in the habit of using our services while building brand awareness and increasing the number of hits to our web site, resulting in increased sales of our products and services. Also, we anticipate that our exclusive Partner Program will allow authors and publishers to post books to our web site free of charge and take advantage of the opportunity to share in revenues generated from such posts.

         As discussed more fully below, to capitalize on our business model, we intend to initiate a more traditional marketing campaign as funds allow. Such a campaign is likely to initially include targeted print and radio advertising and may also include hiring marketing staff that would be primarily responsible for communications, advertising and public relations for our data control console business and our Internet and e-commerce businesses.

ADVERTISING AND PROMOTION

         There are numerous Internet sites that are frequently visited by Internet users. These sites range from television network companies such as ABC, CBS and NBC to lesser known companies that publish information on their web sites on various special interest topics. Because of the popularity of these sites, these sites provide excellent mediums in which to advertise products and services. Several different business models are currently being used by the Internet community regarding advertising on web sites. One model allows the owner of the web site to charge a fee to display an advertisement on its web site with a link to the advertiser's site. Another uses cooperative arrangements in which companies exchange advertisements on each other's sites. Our company is pursuing both types of relationships. Currently, we are not involved in any significant advertising or promotion. However, as funds become available, our company plans to advertise its site in traditional advertising mediums that will be directed to the first time Internet user as well as sophisticated Internet users. This will include print, radio and possibly television advertisements targeted to specific markets.

         We intend to place advertisements for the KKRS.Net web site in influential trade publications catering to the entertainment industry, such as the advertisement we placed in the September 14-20, 1999 issue of The Hollywood Reporter. Since 1997, we have created Internet web events in order to drive traffic to our web site. We intend to continue to create high profile Internet events as a means to further promote our business.

         Alex Kanakaris, our Chairman of the Board, President and Chief Executive Officer, is the author of a new book that highlights the impact of the Internet on our society. The book was released November 8, 1999. We believe that the promotion of this book will bring further attention to our web site.

COMPETITION

         The Internet and e-commerce businesses are extremely competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer preferences, brand name recognition and marketing and the development of new and competing technologies. We expect that existing businesses that compete with us and which have greater resources than us will be able to undertake more extensive marketing campaigns and adopt more aggressive advertising sales policies than us, thereby generating more traffic to their web sites.

         We believe that KKRS.Net is the only web site that currently offers both online movies and books. Also, we are not aware of any web site that intends to offer online movies, books and music. We believe that our unique combination of products on our web site will assist us in becoming and remaining competitive with other movie, book and music web sites by allowing us to share traffic, and therefore share revenue potential, between our various web sites.

         Although there are numerous movie web sites on the Internet, we believe that we have a competitive edge in the online movie industry because, among other things:

         o We believe that NetMovieMania.com currently offers the largest number of full-length, mainstream Hollywood movies with Internet access at multiple access speeds.

         o Most of our full-length movies can be downloaded in approximately one minute rather than in a few hours, as on many other web sites.

         o We currently have over 220 full-length films online, which are viewable in streams from 28.8 to broadband. Because of the significant time involved in translating film into streaming media technology, we believe that our film library gives us a significant lead over others in the online movie industry.

         The emerging online book industry is expected to grow from $630 million in 1998 to $3 billion in 2003, according to Forrester Research, Inc., a Cambridge Massachusetts research group. Currently, online booksellers account for about three percent of the market for books. We estimate there are 500 book titles available electronically on the Internet today. Microsoft Corporation, in an advertisement in Publisher's Weekly in November 1999, projected that by the year 2020, 90% of all book titles will be available electronically.

         Although there are numerous book sites on the Internet, we believe that our NetBooks.com web site is the only web site that provides real-time secure fulfillment from one source file. In addition, we believe that NetBooks.com is the only web site that currently uses proprietary technology which enables consumers to read posted books and other materials without scrolling and in any type size the consumer's eyes find comfortable while allowing authors and publishers to maintain ownership and control over their proprietary content.

         With respect to competition with our data control console business, currently there are five companies competing in the marketplace for modular system solutions, including Desience Corporation, Wrightline, Evans Consoles, and Stacking Systems, which provide metal products, and Infrastructures, which provides wood-type products. Most of our competitors offer similar services, such as installation, warranties and customer service. Deciding factors such as price, service, features and materials vary according to the requirements of the customer.

         Although we were the pioneers in this industry and are a leader in the design and production of quality metal data control console products, we believe that all of our competitors currently have more financial and other resources than us. Nevertheless, we have remained competitive in the data control console industry based upon our delivery of quality products and services with relatively minimal overhead. We intend to maintain and enhance our competitive position in this industry by committing additional staffing and other resources to our data control console business as funds become available.

PATENTS AND PROPRIETARY RIGHTS

         We rely on a combination of trademark, trade secret and copyright law and contractual agreements to protect our proprietary technology and intellectual property rights. We hold the Internet domain names "KKRS.Net," "NetBooks.com," "NetMovieMania.com," "cyberpop.com" and many others. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", or with a country designation. The relationship between regulations governing domain names and the laws protecting trademarks and similar proprietary rights is enforceable under local national law. In addition, the regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third-parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

GOVERNMENT REGULATION

         There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to these issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined.

         In addition, there is substantial uncertainty as to the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, did not contemplate the unique issues and environment of the Internet. Future developments in the law might decrease the growth of the Internet, impose taxes or other costly technical requirements, create uncertainty in the market or in some other manner have an adverse effect on the Internet. These developments could, in turn, have a material adverse effect on our business, prospects, financial condition and results of operations.

         We provide our services through data transmissions over public telephone lines and other facilities provided by telecommunications companies. These transmissions are subject to regulation by the Federal Communications Commission, state public utility commissions and foreign governmental authorities. However, we are not subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses generally. Nevertheless, as Internet services and telecommunications services converge or the services we offer expand, there may be increased regulation of our business, including regulation by agencies having jurisdiction over telecommunications services. Additionally, existing telecommunications regulations affect our business through regulation of the prices we pay for transmission services, and through regulation of competition in the telecommunications industry.

         The Federal Communications Commission has ruled that calls to Internet service providers are jurisdictionally interstate and that Internet service providers should not pay access charges applicable to telecommunications carriers. Several telecommunications carriers are advocating that the Federal Communications Commission regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. The Federal Communications Commission is examining inter-carrier compensation for calls to Internet service providers, which could affect Internet service providers' costs and consequently substantially increase the costs of communicating via the Internet. This increase in costs could slow the growth of Internet use and thereby decrease the demand for our services.

FACILITIES

         We currently occupy approximately 1,780 square feet of office space at our headquarters in Costa Mesa, California. We sublease this space for $1,579 per month. The sublease expires August 20, 2000.

EMPLOYEES

         As of December 15, 1999, we employed or contracted a total of 7 employees and 4 consultants on a full or part-time basis. We have 8 full-time and 3 hourly workers. Seven of our workers are devoted primarily to our Internet and e-commerce businesses, and 4 of our workers are devoted primarily to our data control console business.

         Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical, marketing and management personnel. Our employees are not represented by any collective bargaining unit. We have never experienced a work stoppage. We believe our relationship with our employees is good.

LEGAL PROCEEDINGS

         On September 15, 1999, Robert Adams filed a complaint against our company and our Chairman of the Board, President and Chief Executive Officer, Alex Kanakaris, individually, in Los Angeles Superior Court (Case No. LC050023) alleging breach of contract and fraud. Mr. Adams based his fraud claim primarily on alleged misrepresentations and concealment involving a consulting agreement between our company and Mr. Adams. Mr. Adams alleged that he is entitled to certain stock options, of which 75% of the option price allegedly is already deemed paid in exchange for services allegedly rendered by Mr. Adams to our company. Mr. Adams is attempting to exercise the options for the purchase of a certain number of shares to which he claims to be entitled pursuant to the agreement. We have engaged counsel to analyze the complaint and vigorously defend us against all of Mr. Adams' claims.

         On October 14, 1999, Institutional Management, Inc., an Illinois corporation, filed suit against our company and Alpha Tech Stock Transfer & Trust Company, our stock transfer agent and registrar, in the Circuit Court of Cook County, Illinois (Case No. 99L 011509). The case was removed to the United States District Court for the Northern District of Illinois, Eastern Division (Case No. 99C 7100). In the complaint, Institutional Management sought damages in excess of $50,000 under breach of contract and various other state law theories in connection with our unwillingness to permit them to transfer shares of our company's common stock held by Institutional Management. We believe that the shares were wrongfully converted by a predecessor to Institutional Management. We have engaged counsel to analyze the complaint, vigorously defend us against all of Institutional Management's claims and pursue any appropriate counterclaims we may have.

         On August 2, 1999, the Securities and Exchange Commission filed suit in the United States District Court in the District of Nevada against our company, Mr. Kanakaris, David Valenti, who is a major stockholder of our company, and another individual seeking permanent injunctions and civil penalties based on alleged violations of Sections 5(a), 5(c) and 17(a)(1)-(3) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder in connection with the sale of approximately 6,000,000 shares of our company's common stock in 1996 and 1997 to the former shareholders of Kanakaris InternetWorks, Inc., a subsidiary of our company. On August 9, 1999, a final judgment of permanent injunction and other relief was entered in connection with the execution by each defendant of a consent to entry of injunction and the payment by each of Mr. Kanakaris and Mr. Valenti of a $25,000 civil penalty. Without admitting or denying any guilt involving the violations cited in the decrees, Mr. Kanakaris, Mr. Valenti and our company each have agreed pursuant to the consents to entry of injunction not to take actions that would violate federal securities laws in connection with the offer, purchase or sale of securities.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of our company and their ages are as follows:

                  Name                               Age                        Position
                  ----                               ---                        --------

Alex Kanakaris....................................    43                Chairman of the Board, President,
                                                                        Chief Executive Officer and Director

Branch Lotspeich..................................    52                Vice Chairman of the Board, Secretary and
                                                                        Director

John Robert McKay.................................    38                Webmaster and Director

David T. Shomaker.................................    43                Acting Chief Financial Officer



         Alex F. Kanakaris has served as a director and as our Chairman of the Board, President and Chief Executive Officer since November 1997. Mr. Kanakaris served as the President of Kanakaris InternetWorks, Inc. from 1994 until it was acquired by our company in November 1997. During the past 15 years, Mr. Kanakaris created innovative web sites, including www.cyberpop.com and www.NetBooks.com, and he served as editor-in-chief of various publications such as Video Swapper, Video Entertainment, New Talent Streetscene and L.A.>POP. Mr. Kanakaris is author of the book "Signs of Intelligent Life on the Internet" published by Darce/Brentwood Media Group, November 1999.

         On August 2, 1999, the Securities and Exchange Commission filed suit in the United States District Court in the District of Nevada against our company, Mr. Kanakaris, David Valenti, who is a major stockholder of our company, and another individual seeking permanent injunctions and civil penalties based on alleged violations of Sections 5(a), 5(c) and 17(a)(1)-(3) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder in connection with the sale of approximately 6,000,000 shares of our company's common stock in 1996 and 1997 to the former shareholders of Kanakaris InternetWorks, Inc., a subsidiary of our company. On August 9, 1999, a final judgment of permanent injunction and other relief was entered in connection with the execution by each defendant of a consent to entry of injunction and the payment by each of Mr. Kanakaris and Mr. Valenti of a $25,000 civil penalty. Without admitting or denying any guilt involving the violations cited in the decrees, Mr. Kanakaris, Mr. Valenti and our company each have agreed pursuant to the consents to entry of injunction not to take actions that would violate federal securities laws in connection with the offer, purchase or sale of securities.

         Branch Lotspeich has served as our Vice Chairman of the Board and as President of Desience Corporation since June 1997. He has served as our Secretary and as a director since November 1997. Prior to that, he also served as Vice President of Desience Corporation from March 1992 through June 1997. Prior to that Mr. Lotspeich worked as an independent consultant in telecommunications, acquiring accounts including Proctor & Gamble and Cincinnati Bell Telephone. Mr. Lotspeich is a Summa Cum Laude graduate of the University of Cincinnati with a Bachelor of Fine Arts degree in Television Broadcasting.

         John Robert McKay has served as a director and as our Webmaster since August 1999. Mr. McKay served as our Vice President-Internet Division from November 1997 through July 1998. Mr. McKay has been a Webmaster since 1995 and has worked both full-time and as a consultant to our company's Chairman of the Board, Chief Executive Officer, Alex Kanakaris, since 1994. Mr. McKay was a web site administrator for NNA Services, a non-profit educational organization, from 1993 to 1994. Prior to that, he served as Sales Promotion Manager for ORA Electronics/Alliance Corporation, an international consumer electronics company, from 1991 to 1992. From 1987 to 1991, Mr. McKay served as the advertising manager for Kelly-Moore Paint Co. Mr. McKay is a graduate of San Francisco State University with a Bachelor of Science degree in Marketing.

         David T. Shomaker has served as our acting Chief Financial Officer since May 1999. He has been a partner of Haynie & Company, Certified Public Accountants, based in Orange County, California and Salt Lake City, Utah since 1990. Mr. Shomaker holds a Bachelor of Science degree in Accounting from Brigham Young University, Provo, Utah.

EXECUTIVE COMPENSATION

         The following table sets forth summary information concerning compensation earned for all services rendered to our company in all capacities during the fiscal year ended September 30, 1999, for our Chief Executive Officer and our only other executive officer whose total compensation exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                                           COMPENSATION
                                                               AWARDS
                                  ANNUAL COMPENSATION      -------------
                                  -------------------       SECURITIES
          NAME AND                                          UNDERLYING
     PRINCIPAL POSITION            SALARY       BONUS      STOCK OPTIONS
     ------------------            ------       -----      -------------

Alex Kanakaris...........          $105,000     $73,378      1,400,000
  Chairman of the Board,
  President and Chief
  Executive Officer

Branch Lotspeich........           $105,000     $18,838        900,000
  Vice Chairman of the
  Board and President of
  Desience Corporation

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                           Individual Grants
                       ---------------------------------------------------------
                         Number of    Percent of
                        Securities      Total
                        Underlying     Options        Exercise
                         Options      Granted to       or Base
                         Granted     Employees in        Price       Expiration
Name                       (#)       Fiscal Year (%)    ($/Sh)          Date
-------------------    -----------   --------------   ------------   -----------
Alex F. Kanakaris        500,000        21.3%             .18         01/06/04
                         900,000        38.3%             .25         01/06/09

Branch Lotspeich         500,000        21.3%             .18         01/06/09
                         400,000        17.0%             .25         01/06/09

STOCK INCENTIVE PLAN

         Our company's 1999 Stock Incentive Plan was adopted by our Board of Directors in January 1999 and is subject to shareholder approval. The purpose of the Incentive Plan is to attract and retain qualified personnel, provide additional incentives to employees, officers and non-employee directors of our company and the subsidiaries it may have from time to time, and promote the success of our company's business. Under the Incentive Plan, our company may grant incentive and non-qualified stock options to key employees, officers and non-employee directors of our company. A total of 2,750,000 shares of common stock have been reserved for issuance under the Incentive Plan. As of December 15, 1999, a total of 1,050,000 incentive stock options and 1,300,000 non-qualified stock options had been granted subject to shareholder approval of the Incentive Plan.

         Our Board of Directors selects the key employees and officers of our company to whom stock options are granted (provided that incentive stock options only be granted to employees of our company), interprets and adopts rules for the operation of the Incentive Plan and specifies other terms of stock options. Subject to the limitations set forth in the Incentive Plan, our Board of Directors has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a non-qualified stock option, establish vesting schedules, specify the type of consideration to be paid to our company upon exercise and, subject to certain restrictions, specify other terms of the options.

         The maximum term of options granted under the Incentive Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee. Options granted under the Incentive Plan are nontransferable (except by will or the laws of descent and distribution) and generally expire three months after the termination of an optionee's service to our company. However, generally if an optionee is permanently disabled or dies during his or her service to our company, the optionee's options, to the extent then presently exercisable, shall remain in full force and effect and may be exercised through the expiration date of such options.

         The exercise price of incentive stock options must equal at least the fair market value of a share of our common stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant, and the term of those options cannot exceed five years.

         The Incentive Plan provides that each non-employee member of our Board of Directors shall automatically be granted a non-qualified stock option to purchase 5,000 shares of common stock on each anniversary of the non-employee director's continuous service on our Board of Directors. These options have a term of ten years and are exercisable six months and one day from the later of the date of grant, or the date of shareholder approval of the Incentive Plan through the expiration of the option term, regardless of whether the non-employee director is a member of our Board of Directors at the time of exercise or later enters the employ of our company.

DIRECTOR COMPENSATION

         Our directors do not receive any compensation for attendance at Board of Directors meetings.

BOARD COMMITTEES; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our Board of Directors has not established any committees. No executive officer of our company has served as a director or member of the compensation committee of any other entity whose executive officers served as a director of our company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation, as amended, do not expressly limit the liability of our company's directors for monetary damages. However, our Bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of our company or is or was serving at the request of our company or for its benefit as a director or officer of another corporation, or as our company's representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

         Our Bylaws provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by our company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by our company. Such right of indemnification is a contract right that is not exclusive of any other right such directors, officers or representatives may have, including rights under any bylaw, agreement, vote of shareholders, provision of law and any other rights.

         Our Bylaws provide further that our Board of Directors may cause our company to purchase and maintain insurance on behalf of any person who is or was a director or officer of our company, or is or was serving at the request of our company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not our company would have the power to indemnify such person.

         The selling security holders and our company each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration, including liabilities under the Securities Act of 1933, and to contribute to payments such persons may be required to make in respect thereof.

                  RESALES OF SHARES COVERED BY THIS PROSPECTUS

         This prospectus covers the resale by the selling security holders of an aggregate of up to 1,783,334 shares of common stock that may be issued upon conversion of $1,070,000 of our 10% Convertible Subordinated Debentures that were issued to four accredited investors in two private placement transactions not involving a public offering. The debentures are convertible into our common stock at an initial conversion price of $.60 per share, subject to adjustment. This prospectus does not cover the sale or other transfer of the debentures or the issuance of shares of common stock to holders of debentures upon conversion or pursuant to the escrow arrangement whereby holders of the debentures may receive from time to time shares of our common stock if the fair market value of a share of our common stock falls below a certain price. If a selling security holder transfers its debentures prior to conversion, the transferee of the debentures may not sell the shares of common stock issuable upon conversion of the debentures under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us.

         All of the debentures contain anti-dilution and adjustment provisions providing for the adjustment of the underlying shares and/or the conversion price upon the occurrence of certain events, including recapitalizations, reclassifications, share dividends, share splits or combinations, mergers or acquisitions or similar transactions. In the event of the liquidation, dissolution or winding up of our company, holders of the debentures will not be entitled to receive any of our assets available for distribution to the holders of common stock.

         In the event of any reclassification, capital reorganization or other similar change in our outstanding common stock, any consolidation or merger involving our company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in our outstanding common stock) or a sale or conveyance to another corporation of all or substantially all of the property of our company, each of the debentures will become convertible for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of common stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon conversion of the debentures would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. However, this prospectus covers only our common stock, and any other securities received upon conversion of the debentures are not offered hereby.

         For the period a holder holds our debentures, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon the conversion of the debentures. The holders of debentures may be expected to voluntarily convert their debentures for common stock when the conversion price is less than the market price for our common stock. Further, the terms on which we could obtain additional capital during the period in which the debentures remain outstanding may be adversely affected.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

         The following table sets forth information as of December 15, 1999 with respect to the beneficial ownership of our common stock both before and immediately following the offering by:

         o each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock,

         o    the selling security holders in this offering,

         o each of our directors and our named executive officers in the summary compensation table above, and

         o    all executive officers and directors as group.

         The following calculations of the percentages of outstanding shares are based on 27,520,050 shares of our common stock outstanding as of December 15, 1999. We determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants or conversion of outstanding shares of Class A Convertible Preferred Stock or debentures that are exercisable or convertible within sixty days of December 15, 1999, as described in the footnotes below. Percentage of ownership is calculated pursuant to Securities and Exchange Commission Rule 13d-3(d)(i).

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders.


                                                   Shares of Common               Shares of Common
                                                  Stock Beneficially                Stock Being                Shares of Common
     Name and Address of                              Owned Prior                 Offered Pursuant          Stock Beneficially Owned
     Beneficial Owner(1)                           to this Offering              to this Prospectus          After this Offering(2)
      -----------------                           -------------------            ------------------         ------------------------
                                               Number           Percent                                     Number          Percent
                                               ------           -------                                     ------          -------
Alliance Equities
1915 Merion Lane
Coral Springs, FL 33071(3)............        1,366,667          4.81%                866,667                500,000          1.82%

AJW Partners, LLC
1670 Old Country Road, Suite 112
Plainview, New York 11803(4)..........          416,667          1.49%                416,667                  --              --

New Millenium Capital Partners II, LLC
1670 Old Country Road, Suite 112
Plainview, New York 11803(4)..........          250,000           *                   250,000                  --              --

Bank Insinger de Beaufort
Herengtecht 551
1017 BW Amsterdam
Netherlands(4)........................          250,000           *                   250,000                  --              --

Alex F. Kanakaris(5)..................        2,915,147         10.22%                   --                2,915,147         10.22%

Branch Lotspeich......................        1,277,976          4.64%                   --                1,277,976          4.64%

John Robert McKay.....................          685,000          2.49%                   --                  685,000          2.49%

David Valenti
519 Idaho Avenue,
Santa Monica, California 90403........        2,197,280          7.98%                   --                2,197,280          7.98%

David T. Shomaker(6)..................          175,000          *                       --                  175,000          *

All directors and executive
officers as a group
(4 persons)(7).........................       5,053,123         17.72%                   --                5,053,123         17.72%


---------------
*    Less than 1%.
(1) Unless otherwise indicated, the address of each person in this table is c/o Kanakaris Communications, Inc., 3303 Harbor Boulevard, Suite F-3, Costa Mesa, California 92626. Messrs. Kanakaris, Lotspeich and McKay are directors and executive officers of our company. Mr. Shomaker is Acting Chief Financial Officer of our company.
(2)      Assumes that all of the Shares are sold pursuant to this prospectus.
(3) Includes 866,667 shares of common stock issuable upon conversion of 10% Convertible Subordinated Debentures.
(4) Represents shares of common stock issuable upon conversion of 10% Convertible Subordinated Debentures.
(5) Consists of 1,915,147 shares of common stock issued and outstanding and 1,000,000 shares of common stock issuable upon conversion of Class A Convertible Preferred Stock.
(5) Mr. Shomaker is a partner of Haynie & Co., which owns 175,000 shares of our company's common stock.
(7) Consists of 4,053,123 shares of common stock issued and outstanding and 1,000,000 shares of common stock issuable upon conversion of Class A Convertible Preferred Stock.

         We will prepare and file all amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act") to keep it effective until the earlier to occur of the following: the date as of which all shares of common stock offered hereby may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, pursuant to Rule 144 under the Securities Act; or the date as of which all shares of common stock offered hereby have been resold. We have agreed to pay the expenses, other than broker discounts and commissions, if any, in connection with this prospectus.

                              PLAN OF DISTRIBUTION

         We have no specific information concerning whether or when any offers or sales of shares of our common stock covered by this prospectus will be made, or if made, what the price, terms or conditions of any such offers or sales will be. Based on information available to us, it is our understanding that the selling security holders may offer and sell the shares of common stock in one or more transactions either:

         o by one or more broker-dealers as agents for the selling security holders at a price or prices related to the then current market price of the common stock on the OTC Bulletin Board, with such commission to be paid by the selling security holders to the broker-dealers as shall be agreed upon by them;
         o by the selling security holders to the broker-dealers (for resale by the broker-dealers as principals) at a price or prices related to the then current market price of our common stock, less such discount, if any, as shall be agreed upon by the selling security holders and the broker-dealers;
         o directly, at prices and on terms to be determined at the time of sale; or
         o by a combination of the methods described above. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in resales. The shares of common stock offered hereby may also be offered or sold as described above by pledgees, donees, transferees, or other successors in interest to the selling security holders, subject to any appropriate amendment or supplement to this prospectus.

         In connection with distributions of the shares of common stock or otherwise, the selling security holders may sell shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling security holders may also loan or pledge the shares of common stock registered hereunder to a broker-dealer, and the broker-dealer may sell the shares of common stock so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

         We have agreed to indemnify certain selling security holders and each of such selling security holder's officers, directors and partners and any person who controls such selling security holder against liabilities under the Securities Act, and to contribute to payments such selling security holder and such persons may be required to make in respect thereof. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities under the Securities Act.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling security holders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold pursuant to such provisions rather than pursuant to this prospectus. The selling security holders also may be considered "underwriters" within the meaning of the Securities Act.

         We will bear the expense of preparation and filing of the registration statement (of which this prospectus is a part) and certain other expenses. Commissions and discounts, if any, attributable to the sale of the shares of common stock offered hereby will be borne by the selling security holders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the acquisition by Kanakaris InternetWorks, Inc. of Desience Corporation in October 1997, Mr. Lotspeich, our Vice Chairman of the Board and Secretary, is entitled to receive 2.5% of the gross sales of Desience Corporation. As of June 30, 1999, $38,762 was due and payable to Mr. Lotspeich pursuant to this arrangement.

         Effective as of February 26, 1997, Alex Kanakaris, who is our Chairman of the Board, President and Chief Executive Officer and who was then a director and the President of Kanakaris InternetWorks, Inc., executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of the smaller of $50,000 or the sum of the drawn amounts between February 26, 1997 and September 30, 1997, with interest at an annual rate of 6.625%. Interest payments under the note are due annually commencing June 30, 1998, with a final interest payment at maturity of the note on February 26, 2002. Principal payments are due in five equal installments annually commencing December 31, 1998, with a final principal payment at maturity of the note. As of September 30, 1999, the outstanding principal balance of this note was $39,680.

         Effective as of February 27, 1997, David Valenti, who is currently one of our principal shareholders and who was then a director and the national sales manager of Kanakaris InternetWorks, Inc. executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of the smaller of $50,000 or the sum of the drawn amounts between February 26, 1997 and September 30, 1997, with interest at an annual rate of 6.625%. Interest payments under the note are due annually commencing June 30, 1998, with a final interest payment at maturity of the note on February 26, 2002. Principal payments are due in five equal installments annually commencing December 31, 1998, with a final principal payment at maturity of the note. As of September 30, 1999, the outstanding principal balance of this note was $39,680.

         Effective as of April 7, 1997, John McKay, who is a director and the webmaster of our company and who was then a director and the webmaster of Kanakaris InternetWorks, Inc., executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of the smaller of $18,000 or the sum of the drawn amounts between April 7, 1997 and September 30, 1997, with interest at an annual rate of 6.625%. Interest payments under the note are due annually commencing June 30, 1998, with a final interest payment at maturity of the note on April 7, 2002. Principal payments are due in five equal installments annually commencing December 31, 1998, with a final principal payment at maturity of the note. As of September 30, 1999, the outstanding principal balance of this note was $13,599.

         Effective as of May 19, 1997, Branch Lotspeich, who is a director and executive officer of our company and who was then a director of Kanakaris InternetWorks, Inc. and the President of Desience Corporation, executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of the smaller of $10,000 or the sum of the drawn amounts between May 19, 1997 and September 30, 1997, with interest at an annual rate of 6.625%. Interest payments under the note are due annually commencing June 30, 1998, with a final interest payment at maturity of the note on May 19, 2002. Principal payments are due in five equal installments annually commencing December 31, 1998, with a final principal payment at maturity of the note. As of September 30, 1999, the outstanding principal balance of this note was $7,680.

         Effective as of September 30, 1997, Alex Kanakaris executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of $101,915.49, with interest at an annual rate of 8.0%. Principal and interest payments under the note are due in annual installments of $38,250.03 commencing September 30, 1998 and continuing until September 30, 2002, at which time the remaining unpaid principal and interest shall be due in full. As of September 30, 1999, the outstanding principal balance of this note was $103,295, and the note was prepaid through a portion of the year 2000.

         On January 8, 1998, John McKay executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of the smaller of $50,000 or the sum of the drawn amounts between January 1, 1998 and December 31, 1998, with interest at an annual rate of 6.625%. Interest payments under the note are due annually commencing June 30, 1999, with a final interest payment at maturity of the note on January 1, 2003. Principal payments are due in five equal installments annually commencing December 31, 1999, with a final principal payment at maturity of the note. As of September 30, 1999, the outstanding principal balance of this note was $9,599.

         On January 8, 1998, Alex Kanakaris executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of the smaller of $85,000 or the sum of the drawn amounts between January 1, 1998 and December 31, 1998, with interest at an annual rate of 6.625%. Interest payments under the note are due annually commencing June 30, 1999, with a final interest payment at maturity of the note on January 1, 2003. Principal payments are due in five equal installments annually commencing December 31, 1998, with a final principal payment at maturity of the note. As of September 30, 1999, the outstanding principal balance of this note was $16,640.

         On January 8, 1998, Branch Lotspeich executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of the smaller of $30,000 or the sum of the drawn amounts between January 1, 1998 and December 31, 1998, with interest at an annual rate of 6.625%. Interest payments under the note are due annually commencing June 30, 1999, with a final interest payment at maturity of the note on January 1, 2003. Principal payments are due in five equal installments annually commencing December 31, 1998, with a final principal payment at maturity of the note. As of September 30, 1999, the outstanding principal balance of this note was $8,000.

         On January 8, 1998, David Valenti executed an unsecured promissory note in favor of Kanakaris InternetWorks, Inc. in the principal amount of the smaller of $85,000 or the sum of the drawn amounts between January 1, 1998 and December 31, 1998, with interest at an annual rate of 6.625%. Interest payments under the note are due annually commencing June 30, 1999, with a final interest payment at maturity of the note on January 1, 2003. Principal payments are due in five equal installments annually commencing December 31, 1998, with a final principal payment at maturity of the note. As of September 30, 1999, the outstanding principal balance of this note was $10,240.

         David Shomaker, our acting Chief Financial Officer, is a partner of Haynie & Co., a certified public accounting firm. Our company engaged Haynie & Co. to provide us with accounting assistance, tax preparation services and acting Chief Financial Officer services for the twelve months commencing in May 1999. To date, we have issued 175,000 shares to Haynie & Co. in connection with this arrangement. Also in connection with this arrangement, our company paid to Haynie & Co. a fee of $1,000 per month during each month from May 1999 through October 1999, and has agreed to pay to Haynie & Co. a fee of $2,000 per month commencing in November 1999.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. Of the 5,000,000 shares of preferred stock, 1,000,000 shares have been designated as Class A Convertible Preferred Stock and the remaining 4,000,000 shares of preferred stock are undesignated. As of December 15, 1999, there were 27,520,050 shares of common stock outstanding held by 249 holders of record and 1,000,000 shares of Class A Convertible Preferred Stock outstanding held by Alex Kanakaris, a director and the President and Chief Executive Officer of our company. The following is a description of the capital stock of our company.

COMMON STOCK

         The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

         The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon liquidation, dissolution or winding-up of the company, the assets legally available for distribution to stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and the rights of any outstanding class or series of preferred stock to have priority to distributed assets.

         All outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subordinate to any series of preferred stock that we may issue in the future.

PREFERRED STOCK

         Preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors, without shareholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. No shares of preferred stock presently are outstanding other than the shares of our Class A Convertible Preferred Stock and we have no present plans to issue any additional preferred shares. The issuance of shares of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of making it more difficult for a third party to acquire or could discourage or delay a third party from acquiring, a majority of our outstanding stock.

CLASS A CONVERTIBLE PREFERRED STOCK

         Shares of our Class A Convertible Preferred Stock rank senior to our common stock as to dividends and distributions. The holders of outstanding shares of Class A Preferred are entitled to receive dividends out of assets legally available therefor at times and in amounts as the board of directors may from time to time determine, before any dividend is paid on common stock.

         Holders of Class A Preferred are entitled to three non-cumulative votes per share on all matters presented to our shareholders for action, and the affirmative vote of the holders of a majority of the Class A Preferred then outstanding, voting as a separate class, is required for our company to do any of the following: amend, alter or repeal any of the preferences or rights of the Class A Preferred; authorize any reclassification of the Class A Preferred; increase the authorized number of shares of the Class A Preferred; or create any class or series of shares ranking prior to the Class A Preferred as to dividends or upon liquidation. The Class A Preferred is not entitled to preemptive rights.

         Shares of Class A Preferred have a liquidation preference of $.10 per share plus accumulated and unpaid dividends. After payment of the full amount of the liquidating distribution to which they are entitled, holders of Class A Preferred will not be entitled to any further participation in any distribution of assets by our company.

         The Class A Preferred may be redeemed by our company at any time upon 30 days' prior written notice at a redemption price of $.50 per share. Holders of Class A Preferred have the right to convert their shares of Class A Preferred into our common stock until the third business day prior to the end of the 30-day notice period. The redemption price for Class A Preferred is payable together with accumulated and unpaid dividends to the date fixed for redemption. If full cumulative dividends on the Class A Preferred through the most recent dividend payment date have not been paid, the Class A Preferred may not be redeemed in part unless approved by the holders of a majority of the outstanding shares of Class A Preferred, and our company may not purchase or acquire any share of Class A Preferred other than pursuant to a purchase or exchange offer made on the same terms to all holders of Class A Preferred. If less than all outstanding shares of Class A Preferred are to be redeemed, our company will select those to be redeemed by lot or a substantially equivalent method.

         The shares of Class A Preferred are not subject to any sinking fund or other similar provision. The redemption by our company of all or part of the Class A Preferred is subject to the availability of cash. Moreover, under Nevada law, shares of capital stock shall not be redeemed when the capital of a company is impaired or when the redemption would cause any impairment of capital.

         Holders of Class A Preferred have the right to convert their shares of Class A Preferred into shares of common stock at any time before the third business day prior to the end of any 30-day redemption notice period, at an initial conversion rate of one share of common stock per share of Class A Preferred. The conversion rate is subject to certain anti-dilution adjustments. If our company disappears in a merger or consolidation or we sell substantially all of our assets, each share of Class A Preferred will entitle the holder to convert such shares into the kind and amount of consideration that the holder would have been entitled to receive immediately after such transaction.

10% CONVERTIBLE SUBORDINATED DEBENTURES

         Our company's 10% Convertible Subordinated Debentures were issued pursuant to debenture purchase agreements. The outstanding principal balance of the debentures bears interest at the rate of 10% per year. Interest will be computed based on a 365-day year. Interest through the last day of each calendar quarter is due and payable in arrears on the first business day of the month immediately following the end of such calendar quarter.

         The debentures mature and the outstanding principal balance and all accrued and unpaid interest is due and payable on the first anniversary of the debenture purchase agreements. The debentures are transferable by their holders upon delivery to us of a duly executed written instrument of transfer and an opinion of legal counsel reasonably satisfactory to us that the proposed transfer is lawful.

         The debentures rank pari passu with one another in right of payment of principal and interest and are subordinated or junior in right of payment of principal and interest to all present and future indebtedness that we owe or have guaranteed to any bank, savings and loan, investment company, insurance company, other licensed financial or lending institution, or accounts receivable or factoring lender. Consequently, upon any distribution to our creditors in a liquidation or dissolution of our company or in a bankruptcy, reorganization, receivership or similar proceeding relating to our company or its property, the holders of all senior debt will be entitled to receive payment in full of the outstanding principal balance and all accrued but unpaid interest on such senior debt before the debenture holders will be entitled to receive any payment of principal or interest on the debentures.

         At our option, we may prepay all or any part of the outstanding principal balance of the debentures. Certain of the debentures require us to provide 30 days' prior written notice to the holders of the debentures and pay 100% of the principal amount being prepaid plus all accrued and unpaid interest on such amount. The other debentures require that if we prepay all or any portion of the outstanding principal balance of such debentures, we must also pay a prepayment penalty equal to 120% of the value of the outstanding principal balance of and accrued interest on such debentures. All of the debentures provide that if we elect to prepay less than all of the outstanding principal balance of the debentures, then we must prepay the same percentage of the outstanding principal balance of the debentures held by each holder. Until prepayment is made, the holder retains full conversion rights described below with respect to any amount of debentures called for prepayment.

         The debentures are convertible at any time at the option of the holder, or automatically on the earlier of:

         o the effective date of the registration statement for a public offering of at least $5,000,000 of our company's common stock;
         o the date our company's common stock is listed for sale on a national stock exchange or has its sales or bid price quoted on NASDAQ with a sales/bid price of at least $5.00 per share, as adjusted for stock splits, subdivisions and combinations; or
         o   the securities into which the debentures would be convertible as a result of a merger or consolidation of our company into another company where we are not the surviving entity or as a result of a sale of substantially all of our assets to another person meet the criteria set forth in the first or second items set forth above. In addition, certain of the debentures are convertible automatically on March 1, 2000, if any registration statement filed or amended subsequent to the relevant debenture purchase agreement has not become effective and to which any portion of such debenture is converted to shares and registered for resale.

         The conversion price of the debentures initially is $.60 per share and is subject to adjustment for capital reorganizations or a sale of our company, stock splits, subdivisions or combinations of shares of our common stock and the like. The conversion price is also subject to anti-dilution adjustments if we issue shares of common stock, whether directly or on the exercise of an option, warrant or other right to purchase shares of common stock or on the conversion of any convertible security, for a sales price that is less than both the conversion price and the market price:

         o   pursuant to any stock split, stock dividend or subdivision;
         o on the exercise or conversion of any option, warrant or convertible security outstanding on the date hereof; or
         o pursuant to any employee stock or stock option plan approved by our shareholders.

         As security for our obligation to issue shares upon conversion of certain of the debentures, we were required to deposit into an escrow account 916,667 shares of our common stock underlying those debentures, with such number being subject to adjustment for stock splits, stock dividends and similar events. If we fail to issue the appropriate number of shares of common stock upon conversion of those debentures, the escrow agent will transfer the appropriate number of escrow shares to the holder. The escrow arrangement terminates upon the earlier of: the receipt by the debenture holder of the appropriate number of shares of common stock upon conversion of the entire outstanding principal balance of the debentures to which the escrow arrangement applies; and our payment of the entire outstanding principal balance of the debentures to which the escrow arrangement applies. Upon termination of the escrow arrangement, the shares of our common stock, if any, remaining in the escrow account will be returned to us.

         As used in the debentures, the market price of a share of our common stock is the average for the 20 trading days immediately preceding the date in question of the closing prices of our common stock as reported on Nasdaq or, if not listed on Nasdaq, on the principal national security exchange or quotation system on which our common stock is quoted or listed or admitted to trading, or if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any Nasdaq member firm of the NASD selected from time to time by our Board of Directors for that purpose.

         A debenture holder may declare the entire unpaid principal balance and all accrued but unpaid interest immediately due and payable by giving written notice to us if: we fail to make any principal payment to such holder within 30 days of its due date; we breach any provision of the debenture and do not cure such breach within 30 days after receiving written notice of the breach from the holder or, if such breach cannot be cured within 30 days, we commence to cure the breach within 30 days but are not successful within 180 days; we are in default under any senior debt, the senior lender accelerates the maturity of the senior debt and the acceleration would cause a material adverse effect on our company; we are in default under any other debenture and the holder thereof accelerates the maturity of such debenture; or we elect to dissolve, dissolve or are the subject of any order, judgment or decree of any court or governmental authority dissolving or ending our existence.

         The entire unpaid principal balance and all accrued but unpaid interest will automatically become due and payable immediately, without notice from the holder, if we file or consent to any voluntary or involuntary petition for bankruptcy, insolvency, reorganization, liquidation or other similar form of debtor relief, or petition for or consent to the appointment of a receiver, trustee or liquidator appointed on our behalf for all or a substantial portion of our assets, unless such petition or appointment is set aside, withdrawn or ceases to be in effect within 90 ninety days.

         The debentures have certain demand and incidental registration rights that expire on the earliest to occur of:

         o the sale of all of the shares issued upon conversion of the debentures;
         o   receipt by the holders of a written opinion by our counsel stating that such shares may be sold publicly without registration; or
         o   the tenth anniversary of the date of the applicable registration rights agreement. The incidental registration rights apply whenever we propose to file a registration statement under the Securities Act of 1933 in connection with a public offering of shares of our common stock for cash, other than in connection with any merger, acquisition or other transaction under Rule 145 of the Securities Act of 1933, exchange offer, dividend reinvestment plan, employee benefit plan or stock option plan. Such incidental registration rights are subject to underwriters' cutbacks and other customary provisions. The demand registration rights involve up to four demands that may be made by the holders of at least a majority of the outstanding shares issued or issuable upon conversion of the debentures. Each such demand must relate to at least 20% of the total shares of common stock issued or issuable upon conversion of the debentures.

         Certain of the debentures entitle their holder to receive shares of our common stock from time to time under certain conditions until the sooner of one year after the effective date of the registration statement relating to the shares of common stock underlying their debentures or the date that the holder realizes proceeds from sales of such shares equal to 150% of the purchase price of the holder's debentures. The number of shares of common stock, if any, to be issued to a holder shall, at a holder's written election, be determined as of the first trading day of each calendar month commencing October 1, 1999 ("Issuance Date") based on 25% of the total purchase price of the holder's debentures ("Designated Principal Portion"). If, on an Issuance Date, the market price of a share our common stock is less than 150% of the conversion price, as adjusted, then we must issue and deliver to the holder within ten days of the holder's written election a number of shares of common stock equal to the difference between 150% of the Designated Principal Portion divided by the market price of a share of our common stock and the Designated Principal Portion divided by the conversion price of a share of our common stock.

TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for our common stock is Alpha Tech Stock Transfer & Trust Company.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the Shares offered pursuant to this prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

         The consolidated financial statements of Kanakaris Communications, Inc. and subsidiaries for the years ended September 30, 1999 and 1998 and for the period from February 25, 1997 (inception) to September 30, 1997, have been included in this prospectus and in the registration statement in reliance upon the report of Weinberg & Company, P.A., independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Kanakaris Communications, Inc. (formerly Desience Corporation) for the years ended September 30, 1995, 1996 and 1997 have been included in this prospectus and in the registration statement in reliance upon the report of Tanner & Co., independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

         In May 1998, our company engaged Weinberg & Company, P.A. as the independent certified public accountants for our company and its subsidiaries. Prior thereto, Tanner & Co. served as the independent certified public accountant for our company's subsidiaries. The change in accountants from Tanner & Co. to Weinberg & Company, P.A. was effective for the audit of the financial statements for the year ended September 30, 1997, was unanimously approved by our Board of Directors and was not due to any disagreements between our company or its subsidiaries and Tanner & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933, and the rules and regulations enacted under its authority, with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement. Each statement concerning a contract or document which is filed as an exhibit should be read along with the entire contract or document. For further information regarding us and the common stock offered in this prospectus, reference is made to this registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 50 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may be obtained from the Commission at its principal office in Washington, D.C. upon the payment of the charges prescribed by the Commission.

         The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commission's address on the World Wide Web is http://www.sec.gov.

         All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                          INDEX TO FINANCIAL STATEMENTS

                         KANAKARIS COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                                                                           Page
                                                                           ----

Report of Independent Public Accountants....................................F-2

Consolidated Balance Sheets at September 30, 1999 and 1998..................F-3

Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
         for the Years Ended September 30, 1999 and 1998....................F-5

Consolidated Statements of Operations for the Years Ended September 30,
         1999 and 1998......................................................F-7

Consolidated Statements of Cash Flows for the Years Ended September 30,
         1999 and 1998......................................................F-8

Notes to Consolidated Financial Statements as of September 30, 1999
         and 1998...........................................................F-10

Report of Independent Public Accountants....................................F-30

Consolidated Balance Sheets at September 30, 1998 and 1997..................F-31

Consolidated Statements of Operations for the Year Ended
         September 30, 1998 and for the period from February
         25, 1997 (inception) to September 30, 1997.........................F-33

Consolidated Statements of Changes in Stockholders' Equity for
         the Year Ended September 30, 1998 and for the period from
         February 25, 1997 (inception) to September 30, 1997................F-34

Consolidated Statements of Cash Flows for the Year Ended
         September 30, 1998 and for the period from February
         25, 1997 (inception) to September 30, 1997.........................F-36

Notes to Consolidated Financial Statements as of September 30, 1998
         and 1997...........................................................F-38

                         KANAKARIS COMMUNICATIONS, INC.
                        (FORMERLY DESIENCE CORPORATION)


                                                                            Page
                                                                            ----

Report of Independent Public Accountants....................................F-49

Consolidated Balance Sheets at September 30, 1997, 1996 and 1995............F-50

Consolidated Statements of Operations and Accumulated Deficit for
         the Years Ended September 30, 1997, 1996 and 1995..................F-51

Consolidated Statements of Cash Flows for the Years Ended
         September 30, 1997, 1996 and 1995..................................F-52

Notes to Financial Statements for the Years Ended September 30,
         1997, 1996 and 1995................................................F-53

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors of:
 Kanakaris Communications, Inc.

We have audited the accompanying consolidated balance sheets of Kanakaris Communications, Inc. and Subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kanakaris Communications, Inc. and Subsidiaries as of September 30, 1999 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                                     WEINBERG & COMPANY, P.A.



Boca Raton, Florida
December 2, 1999

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 1999 AND 1998
                           ---------------------------


                                     ASSETS
                                     ------

                                                           1999         1998
                                                       -----------  -----------
CURRENT ASSETS
 Cash                                                  $  155,063   $    5,415
 Accounts receivable                                      154,110      118,473
 Inventory                                                   -          10,122
 Advances to suppliers                                       -           7,839
 Current maturities of notes
  receivable-shareholders and
  related parties                                          61,695       36,280
 Interest receivable                                        2,404       16,683
 Prepaid expenses                                          60,813         -
                                                       -----------  -----------

   Total Current Assets                                   434,085      194,812
                                                       -----------  -----------


PROPERTY AND EQUIPMENT
 Furniture and equipment                                   50,051       22,631
 Less: Accumulated depreciation                           (12,718)      (6,184)
                                                       -----------  -----------

   Total Property and Equipment                            37,333       16,447
                                                       -----------  -----------


OTHER ASSETS
 Notes receivable - shareholders and
  related parties - non-current                           185,338      247,033
 Organization costs - net                                   1,450        2,050
 Security deposits                                          1,400          700
 Goodwill - net of amortization                           340,697      326,928
                                                       -----------  -----------

   Total Other Assets                                     528,885      576,711
                                                       -----------  -----------


TOTAL ASSETS                                           $1,000,303   $  787,970
------------                                           ===========  ===========



                 See accompanying notes to financial statements.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 1999 AND 1998
                           ---------------------------


                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
                -------------------------------------------------

                                                           1999         1998
                                                       -----------  -----------
CURRENT LIABILITIES
 Accounts payable and accrued expenses                 $  933,210   $  521,432
 Convertible debentures                                   620,000         -
 Notes payable                                               -          25,000
 Due to former shareholder of subsidiary                   70,709       30,937
 Customer deposits                                            -         29,427
                                                       -----------  -----------

   Total Current Liabilities                            1,623,919      606,796

LONG-TERM LIABILITIES
 Royalties payable                                           -          20,753
                                                       -----------  -----------

   Total Liabilities                                    1,623,919      627,549
                                                       -----------  -----------

STOCKHOLDERS' EQUITY (DEFICIENCY)
 Preferred stock, $0.01 par value;
  5,000,000 shares authorized;
  1,000,000 Class A Convertible
  issued and outstanding in 1999 and 1998                  10,000       10,000
 Common stock, $0.001 par value;
  100,000,000 shares authorized;
  25,958,050 issued and 25,859,026
  outstanding in 1999; 19,179,636
  issued and 19,080,612 outstanding in 1998                25,958       19,179
 Common shares to be issued, 1,340,140                       -           1,340
 Additional paid-in capital                             7,907,746    5,155,362
 Accumulated deficit                                   (8,364,140)  (4,822,280)
  Less subscriptions receivable
  (1,260,000 shares, common)                               (1,260)      (1,260)
                                                       -----------  -----------
 Total paid-in capital and
  retained earnings (deficit)                            (421,696)     362,341
 Less cost of treasury stock
  (99,024 shares, common)                                (201,920)    (201,920)
                                                       -----------  -----------
   TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)               (623,616)     160,421
                                                       -----------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
-----------------------------------
 EQUITY (DEFICIENCY)                                   $1,000,303   $  787,970
 -------------------                                   ===========  ===========


                 See accompanying notes to financial statements.


                                             KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                                        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                             FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998
                                             -----------------------------------------------

                                                         COMMON STOCK                      ADDITIONAL
                                       COMMON STOCK      TO BE ISSUED    PREFERRED STOCK    PAID-IN
                                     SHARES    AMOUNT   SHARES  AMOUNT   SHARES    AMOUNT   CAPITAL
                                   ---------- ------- --------- ------ ----------- ------- ----------
Balance, September 30, 1997         2,802,154  28,022      -    $ -     1,697,280   16,973  1,011,876

Stock Issued For:
 Cash                                  22,680     227      -      -          -        -        43,073
 Consulting fees                    1,500,843  15,008      -      -          -        -     2,850,401
 Advertising services                   5,000      50      -      -          -        -         9,496

Recapitalization Transactions:
------------------------------

 Cancellation of KIW, Inc.
  stock resulting from
  recapitalization                 (4,330,677)(43,307)     -      -    (1,697,280) (16,973)    60,280
 Pre exchange Big Tex
  Common stock outstanding          6,000,000   6,000                                          (6,000)

 Surrender of Common Stock by
  50% Shareholder of Big Tex       (3,000,000) (3,000)     -      -          -        -         3,000

 Issuance of Common Stock
  to Shareholders of Kanakaris
  InternetWorks, Inc.               6,000,000   6,000      -      -          -        -        (6,000)

 Issuance of Preferred Stock
  to Shareholders of Kanakaris
  InternetWorks, Inc.                    -       -         -      -     1,000,000   10,000    (10,000)
                                   ---------- ------- --------- ------ ----------- ------- -----------

Balance after recapitalization      9,000,000   9,000      -      -     1,000,000   10,000  3,956,126

Stock Issued For:
 Cash                                 155,250     155    96,000     96       -        -       184,624
 Consulting fees                    1,703,200   1,703   100,000    100       -        -       306,793
 Executive compensation             3,000,000   3,000      -      -          -        -       180,750
 Advertising services                  20,000      20      -      -          -        -        61,230
 504 offering                       3,981,800   3,982   537,500    537       -        -       466,505
 Subscriptions                      1,260,000   1,260      -      -          -        -          -
 Stock exchange program                59,386      59   606,640    607       -        -          (666)

Treasury stock redemption

Net loss 1998                            -       -         -      -          -        -          -
                                   ---------- ------- --------- ------ ----------- ------- -----------

BALANCE, SEPTEMBER 30, 1998        19,179,636 $19,179 1,340,140 $1,340  1,000,000  $10,000 $5,155,362
---------------------------



CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY - continued


                                               TREASURY        STOCK
                                 ACCUMULATED    STOCK      SUBSCRIPTIONS
                                   DEFICIT      AMOUNT      RECEIVABLE      TOTAL
                                 ------------ -----------  ------------- -----------
Balance, September 30, 1997         (765,881) $     -      $      -         290,990

Stock Issued For:
 Cash                                   -           -             -          43,300
 Consulting fees                        -           -             -       2,865,409
 Advertising services                   -           -             -           9,546

Recapitalization Transactions:

 Cancellation of KIW, Inc.
  stock resulting from
  recapitalization                      -           -             -            -
 Pre exchange Big Tex
  Common stock outstanding                                                     -

 Surrender of Common Stock by
  50% Shareholder of Big Tex            -           -             -            -

 Issuance of Common Stock
  to Shareholders of Kanakaris
  InternetWorks, Inc.                   -           -             -            -

 Issuance of Preferred Stock
  to Shareholders of Kanakaris
  InternetWorks, Inc.                   -           -             -            -
                                 ------------ -----------  ------------- -----------

Balance after recapitalization      (765,881)       -             -       3,209,245

Stock Issued For:
 Cash                                   -           -             -         184,875
 Consulting fees                        -           -             -         308,596
 Executive compensation                 -           -             -         183,750
 Advertising services                   -           -             -          61,250
 504 offering                           -           -             -         471,024
 Subscriptions                          -           -            (1,260)       -
 Stock exchange program                 -           -             -            -

Treasury stock redemption               -       (201,920)         -        (201,920)

Net loss 1998                     (4,056,399)       -             -      (4,056,399)
                                 ------------ -----------  ------------- -----------

BALANCE, SEPTEMBER 30, 1998      $(4,822,280) $ (201,920)  $     (1,260) $  160,421
---------------------------

                 See accompanying notes to financial statements.


                                            KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                            FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998
                                            -----------------------------------------------

                                                     COMMON STOCK                      ADDITIONAL
                                   COMMON STOCK      TO BE ISSUED    PREFERRED STOCK    PAID-IN
                                 SHARES    AMOUNT   SHARES  AMOUNT   SHARES    AMOUNT   CAPITAL
                               ---------- ------- --------- ------ ----------- ------- ----------
Stock Issued For:

 Cash                              50,000      50      -      -          -        -        12,450

 Consulting fees                  941,000     941      -      -          -        -     1,221,814

 Professional Services            485,000     485      -      -          -        -       413,410

 Advertising services             157,600     158      -      -          -        -       173,004

 504 & 506 offering             3,976,674   3,980      -      -          -        -       739,531

 Common stock to be
  issued                        1,340,140   1,340(1,340,140) (1,340)     -        -          -

Convertible debt
 - financing costs                   -       -         -      -          -        -       195,000

Cancelled shares                 (175,000)   (175)     -      -          -        -        (2,825)

Net loss 1999                        -       -         -      -          -        -          -
                               ---------- -------- -------- ------- ---------  ------- ----------

BALANCE, SEPTEMBER 30, 1999    25,958,050 $25,958      -      -     1,000,000  $10,000 $7,907,746
---------------------------    ========== ======== ======== ======= =========  ======= ==========


                                               TREASURY        STOCK
                                 ACCUMULATED    STOCK      SUBSCRIPTIONS
                                   DEFICIT      AMOUNT      RECEIVABLE       TOTAL
                                 ------------ -----------  ------------- ------------
Stock Issued For:                       -           -              -          12,500

 Cash                                   -           -              -       1,222,755

 Consulting fees                        -           -              -         413,895

 Professional Services                  -           -              -         173,162

 Advertising services                   -           -              -         743,511

 504 & 506 offering
                                        -           -              -            -
 Common stock to be
  issued
                                        -           -              -         195,000
Convertible debt
 - financing costs                      -           -              -          (3,000)

Cancelled shares                  (3,541,860)       -              -      (3,541,860)
                                 ------------ -----------  ------------- ------------
Net loss 1999
                                 $(8,364,140) $ (201,920)  $     (1,260) $  (623,616)
                                 ============ ===========  ============= ============
BALANCE, SEPTEMBER 30, 1999
---------------------------


                See accompanying notes to financial statements.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998
                 -----------------------------------------------


                                                         1999          1998
                                                     ------------  ------------

NET SALES                                            $   968,758   $   919,905

COST OF SALES                                            661,707       481,349
                                                     ------------  ------------

GROSS PROFIT                                             307,051       438,556
                                                     ------------  ------------
OPERATING EXPENSES
 Executive compensation                                  390,988       235,802
 Salaries                                                111,671       279,462
 Employee benefits                                         6,158         6,479
 Payroll taxes                                            20,852        20,184
 Consulting fees                                       1,339,287     3,241,466
 Royalties                                                23,440        20,753
 Travel and entertainment                                105,649        40,872
 Telephone and utilities                                  43,846        46,172
 Marketing & advertising                                 822,306        98,110
 Professional fees                                       616,282        75,494
 Rent                                                     25,459        52,302
 Office and other expenses                                89,143        24,415
 Equipment rental and expense                             11,558         7,953
 Insurance                                                20,706        10,979
 Auto expense                                                676         1,500
 Depreciation and amortization                            33,135        30,214
 Bad debts                                                 1,000       300,000
 Taxes - other                                             2,728         1,370
 Repairs and maintenance                                   5,138         2,238
 Moving expense                                             -            6,055
 Bank charges                                              3,228         1,610
                                                     ------------  ------------

    TOTAL OPERATING EXPENSES                           3,673,250     4,503,430
                                                     ------------  ------------

LOSS BEFORE INTEREST AND OTHER INCOME                 (3,366,199)   (4,064,874)
                                                     ------------  ------------

INTEREST & OTHER INCOME (EXPENSE)
 Interest income                                          10,215         8,475
 Interest and financing expense                         (208,641)         -
 Other income - debt forgiveness                          25,607          -
 Settlement agreement - attorney,
  net of allowance                                          -             -
 Loss on abandonment of assets                            (2,842)         -
                                                     ------------  ------------

    TOTAL INTEREST & OTHER INCOME
     (EXPENSE)                                          (175,661)        8,475
                                                     ------------  ------------

NET LOSS                                             $(3,541,860)  $(4,056,399)
--------                                             ============  ============

NET LOSS PER COMMON SHARE-
 BASIC AND DILUTED                                   $      (.15)  $      (.28)
                                                     ============  ============

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING - BASIC AND DILUTED                      22,945,540    14,419,873
                                                     ============  ============

                 See accompanying notes to financial statements.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998
                 -----------------------------------------------


                                                          1999         1998
                                                      ------------ ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                             $(3,541,860) $(4,056,399)
 Adjustments to reconcile net loss
  to net cash used in
  operating activities:
  Amortization of goodwill                                 26,003       23,352
  Depreciation and amortization                             7,132        6,862
  Other income - debt forgiveness                         (25,607)        -
  Write-off of fixed assets                                 2,842          793
  Provision for bad debts                                   1,000      300,000
  Consulting, advertising and compensation
   incurred in exchange for common stock                1,756,812    3,428,550
  Convertible debt - financing costs                      195,000         -
  Changes in assets and liabilities
   (Increase) decrease in:
    Accounts receivable                                   (35,637)     (61,699)
    Inventory                                              10,122       (1,434)
    Prepaid expenses                                      (10,813)      11,846
    Advances to suppliers                                   7,839       (7,839)
    Interest receivable                                    14,279      (11,548)
   Increase (decrease) in:
    Accounts payable and accrued expenses                 411,835      103,139
    Royalties payable                                     (20,753)      20,753
    Deferred revenue                                         -         (68,598)
    Customer deposits                                     (29,427)      29,427
                                                      ------------ ------------

   Net cash used in operating activities               (1,231,233)    (282,795)
                                                      ------------ ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                       (30,710)      (7,204)
 (Increase) decrease in notes
  receivable - shareholders and
  related parties                                          36,280      (41,599)
 Increase in security deposits                               (700)        -
 (Increase)in notes receivable                               -        (300,000)
 Cash provided by subsidiary
  acquisition                                                -          60,930
                                                      ------------ ------------

   Net cash provided by (used in)
    investing activities                                    4,870     (287,873)
                                                      ------------ ------------

                 See accompanying notes to financial statements.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998
                 -----------------------------------------------


                                                          1999         1998
                                                      ------------ ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable                                 -          25,000
 Proceeds from convertible debt                           620,000         -
 Proceeds from sale of common stock                         4,030        4,498
 Proceeds from additional paid in capital                 751,981      694,701
 Purchase of treasury stock                                  -        (201,920)
                                                      ------------ ------------

   Net cash provided by financing
    activities                                          1,376,011      522,279
                                                      ------------ ------------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                        149,648      (48,389)

CASH AND CASH EQUIVALENTS -
 BEGINNING OF YEAR                                          5,415       53,804
                                                      ------------ ------------

CASH AND CASH EQUIVALENTS -
---------------------------
 END OF YEAR                                          $   155,063  $     5,415
 ------------                                         ============ ============



SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
-----------------------------------------------------------------------

The Company has incurred a liability in the total amount of $70,709 in 1999 and $30,937 in 1998 which is due to the former sole shareholder of the Company's subsidiary pursuant to the acquisition agreement.

During the year ended September 30, 1999 the Company issued 1,583,600 shares of common stock for consulting, professional and advertising services having a fair value of $1,806,812, of which $50,000 was for professional services that were prepaid at September 30, 1999.

During the year ended September 30, 1998 the Company issued 1,260,000 shares of common stock in exchange for unpaid subscriptions of $ 1,260, and 4,723,200 shares of common stock for executive compensation, consulting and other services valued at $3,428,550.

                 See accompanying notes to financial statements.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

         (A) Business Organization and Activity
         --------------------------------------

         Kanakaris Communications, Inc.(formerly Big Tex Enterprises, Inc.) (the "Company") was incorporated in the State of Nevada on November 1, 1991 The Company develops and supplies internet products, for electronic commerce, and operates a subsidiary which designs and installs modular consoles.

         (B) Business Combinations
         -------------------------

         On October 10, 1997 (the "Acquisition Date"), Kanakaris InternetWorks, Inc. ("KIW") consummated a Stock Purchase Agreement with the shareholder (the "Seller") of Desience Corporation ("Desience") to purchase 10,000 common shares representing 100% of its issued and outstanding common stock in exchange for a 4% royalty on the gross sales (after collection) of Desience subsequent to the Acquisition Date, to be paid monthly for as long as Desience remains in business or its products are sold. Pursuant to APB 16, since the seller has no continuing affiliation with the Company, the 4% royalty is accounted for as an increase to goodwill at the date the amount is determinable. In addition, the Seller shall receive five percent of funds which are to be allocated to Desience arising from KIW's next securities offering as a non-refundable advance on the royalty. As of September 30, 1999, no advances have been given. KIW will hold harmless the Seller from any claims, causes of action, costs, expenses, liabilities and prior shareholder advances. Immediately following the exchange, Desience became a wholly owned subsidiary of KIW. The fair value of the assets and liabilities acquired pursuant to the acquisition of Desience was $148,776 and $468,120, respectively, which resulted in goodwill of $319,344 at the date of acquisition since no trademarks, copyrights, existing or identified long-term requirement contracts or other intangibles existed at that date. Additions to goodwill resulting from the royalty for the years ended September 30, 1999 and 1998 were $39,772 and $30,937, respectively (See Note 1(I)).

         Desience is not a high technology company, but designs and installs specialized business furniture for a variety of industries utilizing base designs developed in 1985. No changes have been made or are contemplated to be made to the basic furniture design, with the exception of minor additions or accoutrements. Because of the relative stability of the design of the furniture, management considered the goodwill attributable to the acquisition to be greater than 10 years. However, because of the potential for changes to the basic design in the future, management decided that a life of 20 years was not appropriate. Consequently, a 15 year life was adopted.

         On November 25, 1997, KIW and its stockholders (the ("Stockholders") consummated an acquisition agreement with Big Tex Enterprises, Inc. ("Big Tex"), an inactive public shell with no recent operations at that time, whereby the shareholders sold all of their preferred and common stock, which represented 100% of KIW's issued and outstanding capital stock, to Big Tex in exchange for 7,000,000 shares (6,000,000 common, 1,000,000 preferred) of Big Tex's restricted stock, representing 66.67% of the issued and outstanding common stock and 100% of the issued and outstanding preferred stock of Big Tex, aggregating 75% of the total voting rights (the "Exchange"). Big Tex was founded in 1991 for the purpose of lawful business or enterprise, but had been inactive since 1991. Immediately following the exchange, the Company changed its name to Kanakaris Communications, Inc.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONT'D)
--------------------------------------------------------------


         (B) Business Combinations - (CONT'D)
         ------------------------------------

         Generally accepted accounting principles require that the company whose stockholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Accordingly, the Big Tex acquisition was accounted for as an acquisition of Big Tex by the Company and a recapitalization of the Company. The financial statements immediately following the acquisition are as follows: (1) the balance sheet includes the Company's net assets at historical costs and Big Tex's net assets at historical costs and (2) the statement of operations includes the Company's operations for the period presented and Big Tex's operations from November 25, 1997.

         (C) Principles of Consolidation
         -------------------------------

         The accompanying consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries Kanakaris InternetWorks Inc., and Desience. All significant intercompany balances and transactions have been eliminated in consolidation.

         (D) Use of Estimates
         --------------------

         The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (E) Cash and Cash Equivalents
         -----------------------------

         For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONT'D)
--------------------------------------------------------------

         (F) Property and Equipment
         --------------------------

         Property and equipment are stated at cost and depreciated using the declining balance method over the estimated economic useful life of 5 to 7 years. Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. Depreciation expense for the years ended September 30, 1999 and 1998 was $7,132 and $6,812, respectively.

         (G) Inventories
         ---------------

         Inventories at September 30, 1998 consisted of parts, finished goods, and collectibles and were recorded at the lower of cost or market, cost being determined using the first-in, first-out method.

         (H) Organization Costs
         ----------------------

         Organization costs, which are included in other assets, are being amortized over 60 months on a straight line basis. Amortization expense for the years ended September 30, 1999 and 1998 was $600 respectively.

         (I) Goodwill
         ------------

         Goodwill arising from the acquisition of Desience, as discussed in Note 1 (B) - Business Combinations, is being amortized on a straight-line basis over 15 years. Amortization expense for the years ended September 30, 1999 and 1998 was $26,003 and $23,352, respectively.

         (J) Earnings Per Share
         ----------------------

         Earnings per share are computed using the weighted average of common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings per Share". There were no common stock equivalents outstanding at September 30, 1998. The assumed exercise of common share equivalents was not utilized since the effect was anti-dilutive.

         (K) Income Taxes
         ----------------

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Any available deferred tax assets arising from net operating loss carryforwards has been offset by a deferred tax valuation allowance on the entire amount. (See Note 12).

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONT'D)
--------------------------------------------------------------

         (L) Concentration of Credit Risk
         --------------------------------

         The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk or cash and cash equivalents.

         (M) New Accounting Pronouncements
         ---------------------------------

         The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, and is effective for financial statements for periods beginning after December 15, 1997. Statement No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" revises employers' disclosure requirements about pension and other postretirement benefit plans and is effective for fiscal years beginning after December 15, 1997. Statement No 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by Statement No. 137, establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000. The Company believes that its adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

         (N) Stock Options
         -----------------

         In accordance with Statement of Financial Accounting Standards No. 123 (FAS No. 123), the Company has elected to account for stock options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations (See Note 9).

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 2 - NOTES RECEIVABLE - SHAREHOLDERS AND RELATED PARTIES
------------------------------------------------------------

The following is a summary of notes receivable at September 30, 1999 and 1998:

                                                                                         1999           1998
                                                                                      ----------     ----------
Notes receivable - Shareholder, unsecured. Interest at 6.625% is payable beginning June 30, 1998 when all accrued interest will be due, then annually on each subsequent June 30. Principal payments are due beginning December 31, 1998 when one-fifth of the outstanding amount is due. Subsequent payments are due one-fifth each December 31 until February 26, 2002 when all
 outstanding principal and interest is due.                                           $  56,320      $  70,400

Notes receivable - Shareholder, unsecured. Interest at 6.625% is payable beginning June 30, 1998 when all accrued interest will be due, then annually on each subsequent June 30. Principal payments are due beginning December 31, 1998 when one-fifth of the outstanding amount is due. Subsequent payments are due one-fifth each December 31 until February 26, 2002 when all
 outstanding principal and interest is due.                                              49,920         62,400

Notes receivable - Related Party, unsecured. Interest at 6.625% is payable beginning June 30, 1998 when all accrued interest will be due, then annually on each subsequent June 30. Principal payments are due beginning December 31, 1998 when one-fifth of the outstanding amount is due. Subsequent payments are due one-fifth each December 31 until February 26, 2002 when all
 outstanding principal and interest is due.                                              23,198         28,998

Notes receivable - Related Party, unsecured. Interest at 6.625% is payable beginning June 30, 1998 when all accrued interest will be due, then annually on each subsequent June 30. Principal payments are due beginning December 31, 1998 when one-fifth of the outstanding amount is due. Subsequent payments are due one-fifth each December 31 until February 26, 2002 when all
 outstanding principal and interest is due.                                              15,680         19,600

                                      F-14

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE  2 - NOTES RECEIVABLE - SHAREHOLDERS AND RELATED PARTIES - (CONT'D)
-----------------------------------------------------------------------

                                                                                         1999           1998
                                                                                      ----------     ----------

Note receivable - Shareholder, unsecured. Interest at 8%, principal and interest is payable in five annual installments of $38,250 beginning September 30, 1998.
 The note was prepaid through a portion of the year 2000                                101,915        101,915
                                                                                      ----------     ----------

 Total Notes Receivable                                                                 247,033        283,313

Less: Current maturities                                                                 61,695         36,280
                                                                                      ----------     ----------

TOTAL NOTES RECEIVABLE - LESS CURRENT
-------------------------------------
  MATURITIES                                                                          $ 185,338      $ 247,033
  ----------                                                                          ==========     ==========

The aggregate amount of notes receivable maturing in each of the three years subsequent to September 30, 1999 is as follows:

For the year ending September 30, 2000              $  61,695
                                  2001                 74,529
                                  2002                110,809
                                                    ----------
                                                    $ 247,033
                                                    ==========
NOTE 3 - NOTE RECEIVABLE
------------------------

         As a result of certain actions by its former securities attorney, which led, among other things, to the Company's recognition of a bad debt in the year ended September 30, 1998 of $300,000, the Company entered into a settlement agreement with the former attorney and received a $250,000 non-interest bearing promissory note dated February 3, 1999. The note is payable in monthly installments of $20,833 commencing February 15, 1999. The note is currently in default and the Company has recorded a bad debt allowance on the entire amount of the note as of September 30, 1999.

         The Company was negotiating with its former attorney relating to a further financial settlement concerning the actions of the attorney.

         The Company's efforts to informally resolve this matter proved to be unsuccessful and the Company intends to vigorously pursue its claims. (See Note 7(B)).

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 4 - NOTE PAYABLE
---------------------

         At September 30, 1998, the Company had a note payable, in the original amount of $25,000 dated June 25, 1998. Interest accrued at 5% per month that was due and payable on the retirement of the note. The note and accrued interest was satisfied on May 26, 1999 under a settlement agreement which resulted in a forgiveness of debt in the amount of $25,607.

NOTE 5 - PREFERRED STOCK
------------------------

         The Company has authorized the issuance of 5,000,000 shares of preferred stock. The 1,000,000 shares of preferred stock issued in connection with the Big Tex business combination discussed in Note 1
         (B) are convertible to common stock at an initial conversion rate of one share of common stock per share of Class A Preferred. The preferred stock also has 3 to 1 voting rights over all common stock.

         In July 1999, the board of directors approved a resolution to change the voting rights from 3 to 1 to a 20 to 1 voting preference. This change will need to be approved by a majority of the common stockholders.

NOTE 6 - PRIVATE PLACEMENT
--------------------------

         June 15, 1998, the Company prepared an Offering Memorandum under Securities and Exchange Commission Regulation D, Rule 504 promulgated thereunder to raise $625,000 by offering shares of the Company's common stock. The offering was terminated on September 28, 1998 and the Company raised $471,024 from such offering.

         On December 3, 1998 and February 18, 1999 the Company completed two offerings under the Securities and Exchange Commission Regulation D, Rule 504. In the first offering, 2,892,326 shares were sold to two investors at $.06 per share for a total of $173,540. In the second offering 475,000 shares were sold to one investor at $.50 per share for a total of $237,500. On June 17, 1999 the Company initiated a Regulation D, Rule 504 offering, but on July 23, 1999, the Company's Board of Directors voted to cancel the June 17 offering.

         The Company has also issued securities under Regulation D, Rule 506, to various investors at prices ranging from $.32 to $.50 during the year ended September 30, 1999.

NOTE 7 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

         (A) Leases
         ----------

         On October 8, 1998 the Company, as subtenant, entered into a

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 7 - COMMITMENTS AND CONTINGENCIES - (CONT'D)
-------------------------------------------------

         (A) Leases - (Cont'd)
         ---------------------

         sublease agreement with the existing tenant commencing on October 15, 1998. The term of the sublease is through and including the end of the original term of the tenant's lease of the premises, which is August 20, 2000. The monthly rent on this sublease is $1,512 through August 20, 1999 at which time it increased to $1,579 a month until August 20, 2000. Future annual minimum rentals under this sublease agreement for the year ended September 30, 1999 is $ 17,369.

         (B) Legal Actions
         -----------------

         On September 15, 1999, an individual filed a complaint against the Company and the executive who is the Chairman of the Board, President and Chief Executive Officer in Los Angeles Superior Court alleging breach of contract and fraud. The fraud claim was based primarily on alleged misrepresentation and concealment involving a consulting agreement between the Company and the individual. The individual alleged that he is entitled to certain stock options, of which 75% of the option price allegedly is already deemed paid in exchange for services allegedly rendered to the Company. The individual is attempting to exercise the options for the purchase of a certain number of shares to which he claims to be entitled pursuant to the agreement. The Company has engaged counsel to analyze the complaint and vigorously defend the Company against all of the claims. Company's counsel has filed an action with the court to dismiss the Plaintiff's complaint because it is without merit.

         On October 14, 1999, an Illinois Corporation filed suit against the Company and the Company's stock transfer agent and registrar, in the Circuit Court of Cook County, Illinois. The case was removed to the United States District Court for the Northern District of Illinois, Eastern Division. In the complaint, the Illinois Corporation sought damages in excess of $50,000 under breach of contract and various other state law theories in connection with the Company's unwillingness to permit them to transfer shares of the Company's common stock held by the Illinois Corporation. The Company believes that the shares were wrongfully converted by a predecessor to the Illinois Corporation. The Company engaged counsel to analyze the complaint, vigorously defend the Company against all of the Illinois Corporation's claims and pursue any appropriate counterclaims the Company may have.

         On August 5, 1999, the Company filed a Complaint in the Los Angeles Superior Court against its former securities attorney along with 20 unnamed Defendants claiming damages for breach of contract, conversion fraud and deceit and negligence. This Complaint arises out of the alleged transfer of certain funds without the Company's authorization

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 7 - COMMITMENTS AND CONTINGENCIES - (CONT'D)
-------------------------------------------------

         (B) Legal Actions - (Cont'd)
         ----------------------------

         to an unknown entity by named and possible unnamed Defendants. The Company intends to vigorously pursue this action until its resolution either through a jury trial or by fashioning an appropriate settlement agreement.

         In the normal course of business, there may be various other legal actions and proceedings pending which seek damages against the Company. Management believes that the amounts if any, that may result from these claims, will not have a material adverse effect on the financial statements.

         (C) Securities and Exchange Commission Informal Inquiry
         -------------------------------------------------------

         In August 1998, the Securities and Exchange Commission ("SEC") began an informal inquiry relating to the sales of shares of the Company in 1996 and 1997 to the former shareholders of Kanakaris InternetWorks, Inc. ("KIW") (See Note 1(B)). Approximately 6,000,000 shares were sold to investors of KIW. Named in the inquiry as defendants were the Company and its President and former Vice President.

         On August 9, 1999, a final judgement of permanent injunction and other relief was entered into in connection with the execution by each defendant of a consent to entry of injunction and the payment by each of the President and former Vice President of a $25,000 civil penalty. Without admitting or denying any guilt involving the violations cited in the decrees, the President, former Vice President and the Company each have agreed pursuant to the consents to entry of injunction not to take any actions that would violate federal securities laws in connection with the offer, purchase or sales of securities.

         (D) Year 2000 Issues
         --------------------

         The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         The Company uses a standard off the shelf accounting software package for all of its accounting requirements. Management has contacted the software vendor and determined that the accounting software is Year 2000 compliant. All internal management software is Microsoft based and

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------

NOTE 7 - COMMITMENTS AND CONTINGENCIES - (CONT'D)
-------------------------------------------------

        (D) Year 2000 Issues - (Cont'd)

         management continually monitors the Year 2000 status of such software. Management has verified Year 2000 status with its primary vendors and has not identified any Year 2000 issues with those vendors. Costs of investigating internal and external Year 2000 compliance issues have not been material to date. As a result, management believes that the effect of investigating and resolving Year 2000 compliance issues on the Company will not have a material effect on the Company's future financial position or results of operations.

         In addition to the effect of Year 2000 issues on the Company's accounting and management systems, Year 2000 issues may effect the Company's products as the products are primarily computer related. The Company's products have been developed and tested with regard to Year 2000 compliance. All products were deemed to be Year 2000 compliant. The costs of such development and testing and validating were minimal and absorbed as part of the Company's normal quality control procedures.

         (E) Letter of Intent
         --------------------

         On January 26, 1999, the Company entered into a Letter of Intent with Timothy L. Waller to develop, design, and maintain two Real Estate Web
         Sites: (1) www.brea.com (Bank Real Estate Auctions) is intended to be used to sell bank owned real estate via the internet in an auction like atmosphere and (2) www.fsbomls.com (For Sale By Owner Multiple Listing Service) is intended to enable real estate owners to market and sell their property without the services of a professional real estate broker. The two parties intended to sign a formal agreement and are still in negotiations as of the date of this report.

         (F) License Agreement
         ---------------------

         On February 18, 1999, the Company entered into a License Agreement ("Agreement") with ION Systems, Inc. ("ION"), a Missouri corporation. The Agreement is through December 31, 2004, and thereafter will be renewed automatically for additional renewal terms of five years each, ending on December 31 of each fifth year. Under the terms of the Agreement, ION grants to the Company a license to use its products, the E*Web and the X*Maker computer software enabling the secure downloading and viewing of web sites, for or in connection with the Company's web sites. The two parties agreed that the software may be used solely for the publishing, displaying, promoting, marketing, offering and selling for a fee of certain specified book categories as well as of products or services listed in the books published. The aforementioned activities are meant to be offered directly to customers and end users using the facilities of a web site. No geographic or territorial

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 7 - COMMITMENTS AND CONTINGENCIES - (CONT'D)
------------------------------------------------

         (F) License Agreement - (Cont'd)
         --------------------------------

         restrictions apply to the use of the software. At the option of the Company to be exercised until August 30, 1999, the license with regard to E*Web shall be exclusive to the Company for a license fee of $1,000,000 (See Below). The agreed fee for each book conversion performed by ION will be $100, and the royalties for each book sale and product sale shall be 12% and 5%, respectively, of the gross revenue. Furthermore, ION shall have the right to buy 100,000 shares of the Company's common stock at a price of $0.30 per share one time at any time between June 1, 1999 and December 31, 2005.

         The Company did not exercise the exclusive $1,000,000 license option contained in the agreement it has with ION, but the Company continues to use Ion Systems, Inc. products and computer software, under the terms contained in the Agreement dated February 18, 1999.

         (G) Service Agreements
         ----------------------

         On April 15, 1999, the Company entered into a six month agreement with Wall Street Advancement, Inc. (WSA), whereby WSA would locate and introduce the Company to fund managers, analysts, selected retail and institutional brokers and introduce the Company to investment writers. The Company will provide WSA with a three year option to purchase 300,000 shares of Rule 144 stock with "piggy back" registration rights at three dollars and fifty cents per share. The first 100,000 shares are due upon signing, the next 100,000 shares are due in the third month, and the final 100,000 shares are due in the fifth month. The Company also agreed to allocate thirty thousand dollars of cash as well as sixty thousand shares of Rule 144 stock with "piggy back" registration rights to Wall Street Advancement, Inc. As of June 30, 1999, no services had been provided. In July of 1999, there was a verbal conversation with representatives of the Wall Street Advancement group wherein, the Company verbally requested to have the service agreement placed on hold. As of September 30, 1999 no stock or stock options have been issued under this agreement and therefore no compensation expense has been recognized under SFAS No. 123.

         On April 20, 1999, the Company entered into a one year service agreement (effective June 15, 1999) with GEO Publishing, Inc. ("GEO"), whereby GEO will provide their "emblazed" technology for their web page, as well as weekly assistance in live broadcasting over the internet. In consideration for GEO's services, the Company will provide five hours of audio content weekly and pay a monthly fee of $7,500. GEO will pay the Company 50% of any net revenues actually received by GEO in connection with sales placed at the Company's broadcast page. The Company is in the process of re-negotiating the terms of the service

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 7 - COMMITMENTS AND CONTINGENCIES - (CONT'D)
------------------------------------------------

         (G) Service Agreements - (Cont'd)
         ---------------------------------

         contract with GEO and no consideration as yet been exchanged between the parties.

         (H) Internet Data Center Services Agreements
         --------------------------------------------

         Effective June 27, 1999, the Company entered into an agreement with Exodus Communications, Inc. to provide the Company with internet data services. Under the agreement, Exodus Communications, Inc. will perform these services under a discounted pricing arrangement, a schedule of which is incorporated into the agreement. In consideration for this pricing arrangement, Exodus Communications, Inc. will receive some equity in the form of common stock on a par basis with the discounts extended, to be determined.

         On August 23, 1999, the Company entered into a one-year agreement with ScreamingMedia, Inc. to receive daily customized content update for the Company's web site. Under the terms of this agreement, the Company will pay ScreamingMedia $12,000, of which $3,000 was paid in August 1999. The balance of $9,000 is payable in twelve monthly installments of $750.

         Effective August 9, 1999, the Company entered into an agreement with Microsoft Corporation whereby Microsoft will promote certain of the Company's web sites in consideration for the Company's promotion of specified Microsoft Windows Media Technology on the Company's web sites through December 30, 2001. No expense or income has been recorded by the Company for the year ended September 30, 1999 relating to this agreement because under APB No. 29, Accounting For Non-monetary Transactions, the fair values of such web site promotions are not determinable within reasonable limits.

         (I) Internet Content Provider Agreement
         ---------------------------------------

         Effective August 1, 1999, the Company entered into an agreement with InXsys Corporation (InXsys) granting the Company the right to incorporate InXsys's Aggregated ClassiFIND On-Line Classifieds, Buy Sell Bid On-Line Personals Co-Branded Services as Revenue-Generating and Traffic-Building Content within the Company's Website by placement of one or more hotlinks and/or banners to the InXsys sites. Under the terms of this agreement, the Company shall receive a Referral Commission equal to a percentage, as defined in the agreement, of the net user fees collected.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 7 - COMMITMENTS AND CONTINGENCIES - (CONT'D)
------------------------------------------------

         (J) Letter of Intent - Financial Services
         -----------------------------------------

         On September 29, 1999, the Company entered into a Letter of Intent with National Investment Resources, LLC ("NIR") whereby NIR intends to structure investment and funding vehicles amounting to $10,000,000 for the Company in accordance with the rules and regulations of the Securities and Exchange Commission. Under the terms of this Letter of Intent, NIR will use its best efforts to cause these investments to be funded. In exchange for these services, the Company agrees to compensate NIR from the proceeds of the investments in the amount of 10% of the gross amount funded to the Company and 3% in non-accountable expenses. As a method of funding the Company, in connection with this agreement, NIR acted as nominee for various investors who purchased Convertible Debentures from the Company (See Note 11B).

NOTE 8 - REVOLVING LINE OF CREDIT
---------------------------------

         On February 25, 1999, the Company entered into a Revolving Line of Credit Agreement ("the Agreement") with Alliance Equities Inc. ("Alliance"), a Florida-based venture capital firm which expires December 10, 2001. Under the terms of the Agreement, Alliance will make available a $7 million revolving line of credit with interest on the unpaid principal at 10% per annum. The funds from the line of credit will enable the Company to pursue current Internet opportunities and commerce development. Under the terms of the Agreement the Company may draw up to $500,000 per month on the total line of credit upon written request by the Company to the Lender. Additionally the parties have agreed that any portion of the indebtedness may be paid back by the Company either with cash or by the issuance of common stock. Furthermore, in a separate Memorandum of Agreement the two parties agreed that Alliance will provide ongoing consulting services to the Company including, but not limited to, strategic growth advice and introductions, marketing advice, and business ideas. Alliance will be compensated for these services at the option of the Company either in cash, or through the issuance of stock or credit towards the purchase of stock. See Note 11(A) for issuance of convertible debt to Alliance.

NOTE 9 - STOCK INCENTIVE PLAN
-----------------------------

         On January 6, 1999, the Company's Board of Directors created a stock option plan, entitled the 1999 Stock Incentive Plan (the "Plan") which was adopted by the Board of Directors on July 9, 1999. The incentive portion of the plan requires shareholder approval. The plan was developed to provide a means whereby designated officers, employees and certain non-employee directors of the Company and its Subsidiaries may be granted incentive or non-qualified stock options to purchase common stock of the Company.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 9 - STOCK INCENTIVE PLAN - (CONT'D)
----------------------------------------

         The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for options issued under the plan as of September 30, 1999. Had compensation cost for the Company's stock-based compensation plan been determined on the fair value basis at the grant dates for awards under that plan, consistent with Statement of Accounting Standards No 123, "Accounting for Stock Based Compensation" (Statement No. 123), the Company's net loss for the year ended September 30, 1999 would have been increased to the pro-forma amounts indicated below.


         Net loss                  As reported        $ (3,541,860)
                                   Pro forma          $ (3,844,673)
         Net loss per share
         (basic and diluted)       As reported        $ (0.15)
                                   Pro forma          $ (0.17)

         The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net loss for future years due to, among other things, the effects of vesting.

         The Plan authorizes options up to an aggregate of 2,750,000 shares of the Company's common stock, all of which have been reserved as of January 6, 1999. Under the terms of the Plan, the Company may grant incentive and nonqualified stock options to officers, employees and non-employee directors. Non-employee directors may only be granted nonqualified stock options. The exercise price of the stock options must equal at least 100% of the fair market value of the common stock at the date of grant and must equal at least 110% of the fair market value of the common stock at the date of grant in the case of incentive stock options granted to employees owning more than ten percent of the total combined voting power of all classes of stock of the Company. The term of the stock options shall be ten years or such shorter period as determined by the Compensation Committee (the "Committee") from the date of grant. In the case of incentive stock options which are granted to employees owning more than ten percent of the total voting power of all classes of stock of the Company, the term may not exceed five years. Incentive stock options are exercisable over their term in such periodic installments as determined by the Committee. Nonqualified stock options granted to employees of the Company are exercisable immediately from the date of grant. Nonqualified stock options that are granted to non-employee directors have a term of ten years from the date of grant and are first exercisable six months and one day from the later of the date of grant or the date of shareholder approval of the Plan.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 9 - STOCK INCENTIVE PLAN - (CONT'D)
----------------------------------------

         For financial statement disclosure purposes the fair market value of each stock option granted during 1999 was estimated on the date of grant using the Black-Scholes Model in accordance with Statement No. 123 using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 4.56%, volatility of 248% and expected term of three years.

         A summary of the Company's Stock Option Plan as of September 30, 1999 and changes during the year is presented below:

                                                             Weighted
                                             Number of        Average
                                             Options       Exercise Price
                                             -------       --------------
         Stock Options
          Balance at beginning of period          -                  -
          Granted                            2,350,000            $ 0.22
          Exercised                               -                  -
          Forfeited                               -                  -
                                             ---------            ------
          Balance at end of period           2,350,000            $ 0.22
                                             =========            ======

          Options exercisable at end
           of period                         1,300,000            $ 0.25
                                             =========            ======

          Weighted average fair value
           of options granted during
           the period                                             $ 0.17
                                                                  ======

         The following table summarizes information about stock options outstanding at September 30, 1999:

             Options Outstanding                    Options Exercisable
-----------------------------------------------   -----------------------
                          Weighted
             Number        Average    Weighted      Number      Weighted
Range of  Outstanding    Remaining    Average     Exercisable   Average
Exercise  At Sept. 30   Contractual   Exercise    At Sept. 30   Exercise
 Price       1999          Life         Price        1999        Price
--------  -----------   ----------    --------   ------------  ---------

$0.18       1,050,000    6.87  Years  $   0.18         -         $  -
$0.25       1,300,000    9.25         $   0.25    1,300,000      $ 0.25
            ---------                             ---------
$0.18-0.25  2,350,000    8.19         $   0.22    1,300,000      $ 0.25
            =========                             =========

NOTE 10 - COMMON STOCK OFFERING
-------------------------------

         On August 10, 1999, the Company submitted an initial registration statement under Form SB-2 whereby the Company was offering 5,000,000 shares of common stock and common stock options.


         On November 19, 1999, the Company submitted an amended registration statement Form SB-2 whereby the Company is registering 1,783,334

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 10 - COMMON STOCK OFFERING - (CONT'D)
------------------------------------------

         shares of common stock that may be issued upon conversion of their 10% Convertible Subordinated Debentures that were issued in two private placement transactions not involving a public offering (See Note 11).

         On June 28, 1999, the Company had entered into a Financial Consulting Agreement with RH Investment Corporation, as an advisor, to structure and formalize an offering of the Company's securities pursuant to the SB-2 registration statement filed with the Securities and Exchange Commission as previously discussed above. Under the Agreement, the Company and Advisor agreed to, (i) a strategic alliance wherein the advisor would assist the Company in funding its ongoing capital requirements, (ii) provide the Company with investment banking services relating to financial planning and capital sourcing and (iii) seek to form a non-exclusive underwriting syndicate for the Company's SB-2 offering. On September 30, 1999, the Company exercised its right to terminate this contract with a written 30-day notice as provided for under the terms of this agreement.

NOTE 11 - CONVERTIBLE DEBT
--------------------------

         (A) Alliance Equities
         ---------------------

         In order to provide working capital and financing for the Company's expansion, on August 5, 1999 the Company entered into an agreement with Alliance Equities ("the Purchaser") whereby the Purchaser will acquire up to $1.2 million of the Company's 10% Convertible Subordinated Debentures, due August 4, 2000. Under the agreement the Purchaser will make the funds available to the Company and the Company will draw funds and issue Debentures to the Purchaser as the Company requires funding.

         The Debentures and the Company's common stock on conversion of the Debentures have not been registered, therefore the Debentures or the shares of stock must be registered before they can be subsequently resold. (See Note 10)

         The Purchaser may convert the debenture and accrued interest to common stock at a conversion price of $0.60 per shares ("fixed conversion price") at any time after the issuance date or automatically at the earlier of (i) an effective date of an IPO where the Company raises at least $5,000,000 from the sale of common stock or (ii) a quote or list date on a natural exchange or NASDAQ with a bid price of at least $5.00.

         The debenture contains a contingency provision whereby, if the Company issues common stock at a price less than both the fixed conversion price and the then market price on the date of issuance, the fixed conversion price shall be adjusted as stipulated in the agreement.

                         KANAKARIS COMMUNICATIONS, INC.
        AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF SEPTEMBER 30, 1999 AND 1998
                       ---------------------------------


NOTE 11 - CONVERTIBLE DEBT - (CONT'D)
-------------------------------------

         (A) Alliance Equities - (Cont'd)
         --------------------------------

         Pursuant to the Rules and Regulations of the Securities and Exchange Commission regarding beneficial conversion features, the Company has expensed as financing costs any excess of the fair market value of the common stock at the debenture issuance date over the fixed conversion price, which amounted to $130,000. There is no amortization period for these financing costs since the debentures are convertible immediately upon issuance.

         As of September 30, 1999, the Company has issued $520,000 of these convertible debentures to Alliance Equities.

         (B) NIR Group - Nominee
         -----------------------

         In order to provide working capital and financing for the Company's expansion, on September 27, 1999 the Company entered into an agreement with NIR Group as nominee for various investors ("the Purchaser") whereby the Purchaser will acquire up to $680,000 of the Company's 10% Convertible Subordinated Debentures, due September 29, 2000.

         The Debentures and the Company's common stock on conversion of the Debentures have not been registered, therefore the Debentures or the shares of stock must be registered before they can be subsequently resold. (See Note 10)

         The Purchaser may convert the debenture and accrued interest to common stock at a conversion price of $0.60 per shares ("fixed conversion price") at any time after the issuance date or automatically at the earlier of (i) an effective date of an IPO where the Company raises at least $5,000,000 from the sale of common stock or (ii) a quote or list date on a natural exchange or NASDAQ with a bid price of at least $5.00.

         The debenture contains a contingency provision whereby, if the Company issues common stock at a price less than both the fixed conversion price and the then market price on the date of issuance, the fixed conversion price shall be adjusted as stipulated in the agreement. Pursuant to the Rules and Regulations of the Securities and Exchange Commission regarding beneficial conversion features, the Company has expensed as financing costs any excess of the fair market value of the common stock at the debenture issuance date over the fixed conversion price, which amounted to $65,000. There is no amortization period for these financing costs since the debentures are convertible immediately upon issuance.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------

NOTE 11 - CONVERTIBLE DEBT - (CONT'D)
-------------------------------------

         (B) NIR Group - Nominee - (Cont'd)
         ----------------------------------

         As of September 30, 1999, the Company issued $100,000 of these convertible debentures to a member of the NIR Group (See Note 13 for subsequent proceeds from the sale of convertible debentures).

NOTE 12 - INCOME TAXES
----------------------

         The Company's tax expense differs from the "expected" tax expense (benefit) for the year ended September 30, 1999 (computed by applying the Federal corporate tax rate of 34 percent to loss before taxes as follows:

         Computed "expected" tax (benefit)                $(589,000)
         Change in valuation allowance                      589,000
                                                          ---------
                                                          $    -
                                                          =========

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at September 30, 1999 are as follows:

         Deferred tax assets:

         Net operating loss carry-forward                 $ 875,500
                                                          ---------
         Total gross deferred tax assets                    875,500
         Less valuation allowance                           875,500
                                                          ---------
                                                          $     -
                                                          =========

         At October 1, 1998, the valuation allowance was $286,500. The net change in the valuation allowance during the year ended September 30, 1999 was an increase of $589,000. As of September 30, 1999, the Company has net operating loss carryforwards in the aggregate of $2,415,000 which expire in various years through 2019.

NOTE 13 - SUBSEQUENT EVENTS
---------------------------

         On October 21, 1999, the Company entered into an agreement with eConnect to enter into a joint venture and strategic alliance to be called Internet Cash Programming (ICP). ICP will enable the consumer the ability to purchase programming by Same-as-Cash, or by Enhanced Credit Card payments. ICP shall be formed as a Nevada Corporation and shall authorize 1,000,000 shares of stock of which the Company will receive 400,000 shares, eConnect will receive 400,000 shares and 200,000 shares will remain in ICP Treasury. The Company shall retain managing control of ICP. All profits of ICP will be equally split between eConnect and the Company. The stated purpose of eConnect and the Company is to bring ICP public by September 2000.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 13 - SUBSEQUENT EVENTS - (CONT'D)
--------------------------------------

         On November 1, 1999 the Company signed a Memorandum of Understanding with SyCoNet.Com, Inc. ("SyCoNet"). SyCoNetwill make available all properties which it has internet online distribution rights to, both now and in the future, for direct over-the internet delivery by the Company. The Company will incur encoding and bandwidth charges for those properties which it exercises its option to deliver over the Internet, and will pay SyCoNet 70% of the online access gross fees and 25% of the product specific gross advertising fees pertaining to this product.

         On November 9, 1999, the Company signed a Memorandum of Understanding with Lain International ("Lain"). Lain will make available all Spanish language, Spanish dubbed and Spanish sub-titled films for which it has internet distribution rights to the Company. The Company will create a KKRS web channel devoted exclusively to these titles. The Company will maintain web visit status, accounting, and will pay Lain its royalties on at least a quarterly basis, an amount of 50% of the gross share of advertising, subscription and pay-per-view fees for the channel devoted to Lain films, minus 50% of encoding, bandwidth and advertising charges.

         On November 17, 1999, and effective December 7, 1999, the Company entered into an agreement with Microsoft Corporation ("Microsoft"). Microsoft will assist the Company with the development of an audio/video enhanced Website which delivers timely and relevant audiovisual content using Windows Media Technologies in a broadband network intrastructure.

         In October and November 1999, the Company received an additional $378,500 in proceeds, net of commissions, from the sale of Convertible Debentures by the NIR Group.

NOTE 14 - SEGMENT INFORMATION
-----------------------------

         As discussed in Note 1(A) the Company's operations are classified into two reportable business segments: Kanakaris Communications, Inc. which supplies internet products for Electronic Commerce and Desience Corporation which designs and installs modular consoles primarily for various US Government Agencies. Both of the Company's business segments have their headquarters and major operating facilities located in the United States. The principal markets for the Company's products are in the United States. There were no inter-segment sales or purchases. Financial information by business segment is summarized as follows:

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------


NOTE 14 - SEGMENT INFORMATION - (CONT'D)
----------------------------------------

                                     INTERNET       MODULAR
                                     COMMERCE       CONSOLES      TOTAL
                                     --------       --------      -----

          1999
          ----
          REVENUES                 $     31,162   $  937,596  $  968,758
          SEGMENT PROFIT (LOSS)      (3,692,570)     150,710  (3,548,860)
          TOTAL ASSETS                  738,435      261,868   1,000,303
          ADDITIONS TO LONG-
           LIVED ASSETS                  30,710         -         30,710
          DEPRECIATION AND
           AMORTIZATION                  32,165          970      33,135

                                     INTERNET       MODULAR
                                     COMMERCE       CONSOLES      TOTAL
                                     --------       --------      -----

          1998
          ----
          REVENUES                 $     89,783   $  830,122  $  919,905
          SEGMENT PROFIT (LOSS)      (4,004,486)     (51,913) (4,056,399)
          TOTAL ASSETS                  635,291      152,679     787,970
          ADDITIONS TO LONG-
           LIVED ASSETS                   7,204         -          7,204
          DEPRECIATION AND
           AMORTIZATION                  27,906        2,308      30,214

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
Kanakaris Communications, Inc.

We have audited the accompanying consolidated balance sheets of Kanakaris Communications, Inc. and Subsidiaries (formerly Kanakaris InternetWorks, Inc. and Subsidiary) as of September 30, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended September 30, 1998 and for the period from February 25, 1997 (inception) to September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kanakaris Communications, Inc. and Subsidiaries (formerly Kanakaris InternetWorks, Inc. and Subsidiary) as of September 30, 1998 and 1997 and the results of their operations and their cash flows for the year ended September 30, 1998 and for the period from February 25, 1997 (inception) to September 30, 1997 in conformity with generally accepted accounting principles.

                                                  /s/ WEINBERG & COMPANY, P.A.


Boca Raton, Florida
March 10, 1999 (Except for
Notes 1(B) and 6(B) as to
which the date is September 21, 1999)

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY KANAKARIS INTERNETWORKS, INC. AND SUBSIDIARY)
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 1998 AND 1997
                           ---------------------------

                                     ASSETS
                                     ------

                                                        1998            1997
                                                     ----------      ----------
CURRENT ASSETS
 Cash                                                $   5,415       $  53,804
 Accounts receivable                                   118,473            -
 Inventory                                              10,122            -
 Advances to suppliers                                   7,839            -
 Current maturities of notes
  receivable-shareholders and
  related parties                                       36,280          39,160
 Interest receivable                                    16,683           5,135
                                                     ----------      ----------

   Total Current Assets                                194,812          98,099
                                                     ----------      ----------


PROPERTY AND EQUIPMENT
 Furniture and equipment                                22,631           8,044
 Less: Accumulated depreciation                         (6,184)         (1,584)
                                                     ----------      ----------

   Total Property and Equipment                         16,447           6,460
                                                     ----------      ----------


OTHER ASSETS
 Notes receivable - shareholders and
  related parties - non-current                        247,033         202,554
 Organization costs - net                                2,050           2,650
 Security deposits                                         700            -
 Goodwill - net of amortization                        326,928            -
                                                     ----------      ----------

   Total Other Assets                                  576,711         205,204
                                                     ----------      ----------


TOTAL ASSETS                                         $ 787,970       $ 309,763
------------                                         ==========      ==========


                 See accompanying notes to financial statements.

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY KANAKARIS INTERNETWORKS, INC. AND SUBSIDIARY)
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 1998 AND 1997
                           ---------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                        1998            1997
                                                     ----------      ----------

CURRENT LIABILITIES
 Accounts payable and accrued expenses             $   521,432       $  18,773
 Notes payable                                          25,000            -
 Due to former shareholder of subsidiary                30,937            -
 Customer deposits                                      29,427            -
                                                     ----------      ----------

   Total Current Liabilities                           606,796          18,773
                                                     ----------      ----------

LONG-TERM LIABILITIES
 Royalties payable                                      20,753            -
                                                     ----------      ----------

   Total Liabilities                                   627,549          18,773
                                                     ----------      ----------

STOCKHOLDERS' EQUITY
 Preferred stock, $0.01 par value
  in 1998 and 1997; 5,000,000 and
  1,697,280 shares authorized in
  1998 and 1997; 1,000,000 Class A Convertible
  Preferred and 1,697,280 Preferred Stock
  issued and outstanding in 1998 and 1997               10,000          16,973
 Common stock, $0.001 and $0.01 par
  value in 1998 and 1997; 100,000,000
  and 3,302,720 shares authorized in
  1998 and 1997; 19,179,636 issued and
  19,080,612 outstanding in 1998; 2,802,154,
  shares issued and outstanding in 1997                 19,179          28,022
 Common shares to be issued,
  1,340,140                                              1,340            -
 Additional paid-in capital                          5,155,362       1,011,876
 Accumulated deficit                                (4,822,280)       (765,881)
 Less subscriptions receivable
  (1,260,000 shares, common)                            (1,260)           -
                                                     ----------      ----------
 Total paid-in capital and
  retained earnings                                    362,341         290,990
 Less cost of treasury stock
  (99,024 shares, common)                             (201,920)           -
                                                     ----------      ----------
 TOTAL STOCKHOLDERS' EQUITY                            160,421         290,990
                                                     ----------      ----------

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                              $ 787,970       $ 309,763
                                                     ==========      ==========


                 See accompanying notes to financial statements.

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY KANAKARIS INTERNETWORKS, INC. AND SUBSIDIARY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND FOR THE
         PERIOD FROM FEBRUARY 25, 1997 (INCEPTION) TO SEPTEMBER 30, 1997
         ---------------------------------------------------------------

                                              1998            1997
                                          ------------    ------------

NET SALES                                 $   919,905     $     8,475

COST OF SALES                                 481,349            -
                                          ------------    ------------

GROSS PROFIT                                  438,556           8,475
                                          ------------    ------------

OPERATING EXPENSES
 Executive compensation                       235,802            -
 Salaries                                     279,462            -
 Employee benefits                              6,479            -
 Payroll taxes                                 20,184            -
 Consulting fees                            3,241,466         453,841
 Royalties                                     20,753            -
 Development costs                               -             85,253
 Travel and entertainment                      40,872          20,333
 Telephone and utilities                       46,172          18,656
 Marketing                                     27,384          14,717
 Professional fees                             75,494          12,027
 Rent                                          52,302          11,450
 Office supplies and expense                   10,703           9,185
 Equipment rental and expense                   7,953           4,279
 Insurance                                     10,979           4,251
 Auto expense                                   1,500           2,000
 Depreciation and amortization                 30,214           1,934
 Provision for bad debt                       300,000            -
 Taxes - other                                  1,370            -
 Repairs and maintenance                        2,238           1,093
 Other expenses                                13,712            -
 Moving expense                                 6,055            -
 Advertising                                   70,726         140,472
 Bank charges                                   1,610            -
                                          ------------    ------------

    TOTAL OPERATING EXPENSES                4,503,430         779,491
                                          ------------    ------------

LOSS BEFORE INTEREST INCOME                (4,064,874)       (771,016)

Interest income - net                           8,475           5,135
                                          ------------    ------------

NET LOSS                                  $(4,056,399)    $  (765,881)
--------                                  ============    ============

NET LOSS PER COMMON SHARE                 $    (.2813)    $    (.2733)
                                          ============    ============

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING                        14,419,873       2,802,154
                                          ============    ============


                 See accompanying notes to financial statements.

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY KANAKARIS INTERNETWORKS, INC. AND SUBSIDIARY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM FEBRUARY 25, 1997 (INCEPTION) TO SEPTEMBER 30, 1998
     -----------------------------------------------------------------------


                                                            COMMON STOCK
                                      COMMON STOCK          TO BE ISSUED         PREFERRED STOCK        ADDITIONAL
                               -----------------------   -------------------   ---------------------      PAID-IN
                                 SHARES       AMOUNT      SHARES      AMOUNT     SHARES      AMOUNT       CAPITAL
                               ----------   ----------   ---------   -------   ----------   ---------   ------------
Stock Issued For:
 Cash                             427,174   $   4,272         -          -      1,697,280   $ 16,973    $   515,203
 Consulting fees                2,294,980      22,950         -          -           -          -           357,473
 Advertising services              80,000         800         -          -           -          -           139,200

Net loss 1997                        -           -            -          -           -          -              -
                               ----------   ----------   ---------   -------   ----------   ---------   ------------

Balance, September 30, 1997     2,802,154      28,022         -          -      1,697,280     16,973      1,011,876

Stock Issued For:
 Cash                              22,680         227         -          -           -            -          43,073
 Consulting fees                1,500,843      15,008         -          -           -            -       2,850,401
 Advertising services               5,000          50         -          -           -            -           9,496

RECAPITALIZATION TRANSACTIONS:
------------------------------

 Cancellation of KIW, Inc.
  stock resulting from
  recapitalization             (4,330,677)    (43,307)        -          -     (1,697,280)   (16,973)        60,280
 Pre exchange Big Tex
  Common stock outstanding      6,000,000       6,000         -          -           -          -            (6,000)

 Surrender of Common Stock by
  50% Shareholder of Big Tex   (3,000,000)     (3,000)        -          -           -           -            3,000

 Issuance of Common Stock
  to Shareholders of Kanakaris
  InternetWorks, Inc.           6,000,000       6,000          -         -           -           -           (6,000)

 Issuance of Preferred Stock
  to Shareholders of Kanakaris
  InternetWorks, Inc.                            -            -          -      1,000,000     10,000        (10,000)
                               ----------   ----------   ---------   -------   ----------   ---------   ------------

Balance after recapitalization  9,000,000       9,000         -          -      1,000,000     10,000      3,956,126

Stock Issued For:
 Cash                             155,250         155       96,000        96         -           -          184,624
 Consulting fees                1,703,200       1,703      100,000       100         -           -          306,793
 Executive compensation         3,000,000       3,000         -          -           -           -          180,750
 Advertising services              20,000          20         -          -           -           -           61,230
 504 offering                   3,981,800       3,982      537,500       537         -           -          466,505
 Subscriptions                  1,260,000       1,260         -          -           -           -             -
 Stock exchange program            59,386          59      606,640       607         -           -             (666)

Treasury stock redemption

Net loss 1998                        -           -            -          -           -           -             -
                               ----------   ----------   ---------   -------   ----------   ---------   ------------

BALANCE, SEPTEMBER 30, 1998    19,179,636   $  19,179    1,340,140   $ 1,340    1,000,000   $ 10,000    $ 5,155,362
                               ==========   ==========   =========   =======   ==========   =========   ============

                                                        TREASURY          STOCK
                                     ACCUMULATED         STOCK        SUBSCRIPTIONS
                                       DEFICIT           AMOUNT         RECEIVABLE          TOTAL
                                    --------------   --------------   --------------   --------------
Stock Issued For:
 Cash                                        -                -                -       $     536,448
 Consulting fees                             -                -                -             380,423
 Advertising services                        -                -                -             140,000

Net loss 1997                            (765,881)            -                -            (765,881)
                                    --------------   --------------   --------------   --------------

Balance, September 30, 1997              (765,881)            -                -             290,990

Stock Issued For:
 Cash                                        -                -                -              43,300
 Consulting fees                             -                -                -           2,865,409
 Advertising services                        -                -                -               9,546

RECAPITALIZATION TRANSACTIONS:
-----------------------------

 Cancellation of KIW, Inc.
  stock resulting from
  recapitalization                           -                -                -                -
 Pre exchange Big Tex
  Common stock outstanding

 Surrender of Common Stock by
  50% Shareholder of Big Tex                 -                -                -                -

 Issuance of Common Stock
  to Shareholders of Kanakaris
  InternetWorks, Inc.                        -                -                -                -

 Issuance of Preferred Stock
  to Shareholders of Kanakaris
  InternetWorks, Inc.                        -                -                -                -
                                    --------------   --------------   --------------   --------------

Balance after recapitalization           (765,881)            -                -           3,209,245

Stock Issued For:
 Cash                                        -                -                -             184,875
 Consulting fees                             -                -                -             308,596
 Executive compensation                      -                -                -             183,750
 Advertising services                        -                -                -              61,250
 504 offering                                -                -                -             471,024
 Subscriptions                               -                -              (1,260)            -
 Stock exchange program                      -                -                -                -

Treasury stock redemption                    -            (201,920)            -            (201,920)

Net loss 1998                          (4,056,399)            -                -          (4,056,399)
                                    --------------   --------------   --------------   --------------

BALANCE, SEPTEMBER 30, 1998         $  (4,822,280)   $    (201,920)   $      (1,260)   $     160,421
                                    ==============   ==============   ==============   ==============

                 See accompanying notes to financial statements.

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY KANAKARIS INTERNETWORKS, INC. AND SUBSIDIARY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND FOR THE
         PERIOD FROM FEBRUARY 25, 1997 (INCEPTION) TO SEPTEMBER 30, 1997
         ---------------------------------------------------------------

                                               1998            1997
                                           ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                  $(4,056,399)    $  (765,881)
 Adjustments to reconcile net loss
  to net cash used in
  operating activities:
  Amortization of goodwill                      23,352            -
  Depreciation and amortization                  6,862           1,934
  Write-off of fixed assets                        793            -
  Provision for bad debts                      300,000
  Consulting and advertising fees
   incurred in exchange for common stock     3,428,550         520,423
  Changes in assets and liabilities
   (Increase) decrease in:
    Accounts receivable                        (61,699)           -
    Inventory                                   (1,434)           -
    Prepaid expenses                            11,846            -
    Advances to suppliers                       (7,839)           -
    Interest receivable                        (11,548)         (5,135)
   Increase (decrease) in:
    Accounts payable and accrued expenses      103,139          18,773
    Royalties payable                           20,753            -
    Deferred revenue                           (68,598)           -
    Customer deposits                           29,427            -
                                           ------------    ------------

   Net cash used in operating activities      (282,795)       (229,886)
                                           ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment             (7,204)         (8,044)
  (Increase) decrease in notes
   receivable - shareholders and
   related parties                             (41,599)       (241,714)
 (Increase)in notes receivable                (300,000)           -
 Payment of organization costs                    -             (3,000)
 Cash provided by subsidiary
 acquisition                                    60,930            -
                                           ------------    ------------

   Net cash used in investing
    activities                                (287,873)       (252,758)
                                           ------------    ------------

                 See accompanying notes to financial statements.

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
             (FORMERLY KANAKARIS INTERNETWORKS, INC. AND SUBSIDIARY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND FOR THE
         PERIOD FROM FEBRUARY 25, 1997 (INCEPTION) TO SEPTEMBER 30, 1997
         ---------------------------------------------------------------

                                                 1998            1997
                                              ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in notes payable                       25,000            -
 Proceeds from sale of common stock               4,498           4,272
 Proceeds from sale of preferred stock             -             16,973
 Proceeds from additional paid in capital       694,701         515,203
 Purchase of treasury stock                    (201,920)           -
                                              ----------      ----------

   Net cash provided by financing
    activities                                  522,279         536,448
                                              ----------      ----------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                              (48,389)         53,804

CASH AND CASH EQUIVALENTS -
 BEGINNING OF YEAR                               53,804            -
                                              ----------      ----------

CASH AND CASH EQUIVALENTS -
 END OF YEAR                                  $   5,415       $  53,804
                                              ==========      ==========


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
-----------------------------------------------------------------------

During the year ended September 30, 1998 the Company issued 1,260,000 shares of common stock in exchange for unpaid subscriptions of $1,260, and 4,723,200 shares of common stock for executive compensation, consulting and other services valued at $3,428,550

The Company has incurred a liability in the amount of $30,937 which is due to the former sole shareholder of the Company's subsidiary, Desience, pursuant to the acquisition agreement.

During the year ended September 30, 1997 the Company issued 2,374,980 shares of common stock for consulting fees and other services valued at $520,423.

                 See accompanying notes to financial statements.

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

               (A) BUSINESS ORGANIZATION AND ACTIVITY

               Kanakaris InternetWorks, Inc. (the "Company") was incorporated in the State of Delaware on February 25, 1997. The Company develops and supplies internet products, on line products and online commerce.

               (B) BUSINESS COMBINATIONS

               On October 10, 1997 (the "Acquisition Date"), the Company consummated a Stock Purchase Agreement (the "Purchase Agreement") with the shareholder (the "Seller") of Desience Corporation ("Desience") to purchase 10,000 common shares representing 100% of its issued and outstanding common stock in exchange for a 4% royalty on the gross sales (after collection) of Desience subsequent to the Acquisition Date, to be paid monthly for as long as Desience remains in business or its products are sold. Pursuant to APB16, since the seller has no continuing affiliation with the Company, the 4% royalty is accounted for as an increase to goodwill at the date the amount is determinable. In addition, the Seller shall receive five percent of funds which are to be allocated to Desience arising from the Company's next securities offering as a non-refundable advance on the royalty. The Company will hold harmless the Seller from any claims, causes of action, costs, expenses, liabilities and prior shareholder advances. Immediately following the exchange, Desience became an indirect wholly owned subsidiary of the Company. The fair value of the assets and liabilities acquired pursuant to the acquisition of Desience was $148,776 and $468,120, respectively, which resulted in goodwill of $319,344 at the date of acquisition, since no trademarks, copyrights, existing or identified long term requirement contracts or other intangibles existed of that date. Additions to goodwill resulting from the royalty for the year ended September 30, 1998 were $30,937 (See Note 1(I)).

               Desience is not a high technology company but designs and installs specialized business furniture for a variety of industries utilizing base designs developed in 1985. No changes have been made or are contemplated to be made to the basic furniture design, with the exception of minor additions or accoutrements. Because of the relative stability of the design of the furniture, management considered the goodwill attributable to the acquisition to be greater than 10 years. However, because of the potential for changes to the basic design in the future, management decided that a life of 20 years was not appropriate. Consequently, a 15 year life was adopted. (See Note 7 for unaudited proforma financial information.)

               On November 25, 1997, the Company and its shareholders (the ("Shareholders") consummated an acquisition agreement with Big Tex Enterprises, Inc. ("Big Tex"), a public shell, whereby the shareholders sold all of their preferred and common stock, which represented 100% of the Company's issued and outstanding capital stock, to Big Tex in exchange for 7,000,000 shares (6,000,000 common, 1,000,000 preferred) of Big Tex's restricted stock, representing 66.67% of the issued and outstanding common stock and 100% of the issued and outstanding preferred stock of Big Tex, aggregating 75% of the total voting rights (the "Exchange"). Big Tex was founded in 1991 for the purpose of lawful business or enterprise, but had been inactive since 1991.

               Generally accepted accounting principles require that the company whose stockholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Accordingly, the Big Tex acquisition will be accounted for as an acquisition of Big Tex by the Company and a recapitalization of the Company. The financial statements

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
---------------------------------------------------------------

               immediately following the acquisition are as follows: (1) the balance sheet includes the Company's net assets at historical costs and Big Tex's net assets at historical costs and (2) the statement of operations includes the Company's operations for the period presented and Big Tex's operations from November 25, 1997. As part of the agreement, Big Tex changed its name to Kanakaris Communications, Inc.

               The dollar, share and par value amounts that appear in the 1997 balance sheet's stockholders' equity section represent the balances and denominations for such accounts prior to the acquisition and recapitalization agreements. The dollar, share and par value amounts that appear in the 1998 balance sheet's stockholders' equity section represent the balances and denominations for such accounts subsequent to the acquisition and recapitalization agreements.

               (C) PRINCIPLES OF CONSOLIDATION

               The accompanying consolidated financial statements include the accounts of the Company, Kanakaris InternetWorks, Inc. and Desience, the Company's wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

               (D) USE OF ESTIMATES

               The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

               (E) CASH AND CASH EQUIVALENTS

               For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
---------------------------------------------------------------

               (F) PROPERTY AND EQUIPMENT

               Property and equipment are stated at cost and depreciated using the declining balance method over the estimated economic useful life of 5 to 7 years. Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. Depreciation expense for the years ended September 30, 1998 and 1997 was $6,262 and $1,584, respectively.

               (G) INVENTORIES

               Inventories consisting of parts, finished goods, and collectibles are recorded at the lower of cost or market, cost being determined using the first-in, first-out method.

               (H) ORGANIZATION COSTS

               Organization costs, which are included in other assets, are being amortized over 60 months on a straight line basis. Amortization expense for the years ended September 30, 1998 and 1997 was $600 and $350, respectively.

               (I) GOODWILL

               Goodwill arising from the acquisition of Desience, as discussed in Note 1 (B) - Business Combinations, is being amortized on a straight-line basis over 15 years.
               Amortization expense for the year ended September 30, 1998 was $23,352.

               (J) EARNINGS PER SHARE

               Earnings per share are computed using the weighted average of common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings per Share".

               (K) INCOME TAXES

               The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Any available deferred tax assets arising from net

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
---------------------------------------------------------------

               operating loss carryforwards has been offset by a deferred tax valuation allowance on the entire amount.

               (L) CONCENTRATION OF CREDIT RISK

               The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk or cash and cash equivalents.

               (M) NEW ACCOUNTING PRONOUNCEMENTS

               The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, and is effective for financial statements for periods beginning after December 15, 1997. Statement No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" revises employers' disclosure requirements about pension and other postretirement benefit plans and is effective for fiscal years beginning after December 15, 1997. Statement No 133, "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 1999. The Company believes that its future adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

                  KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 2 - NOTES RECEIVABLE - SHAREHOLDERS AND RELATED PARTIES
------------------------------------------------------------

The following is a summary of notes receivable at September 30, 1998 and 1997:

                                                   1998              1997
                                                ---------         ---------
Note receivable - Shareholder, unsecured.
 Interest at 6%. Principal is due
 December 31, 1997                              $    -            $  7,000

Note receivable - Shareholder, unsecured.
 Interest at 6%. Principal is due
 December 31, 1997                                   -               7,000

Notes receivable - Shareholder, unsecured.
 Interest at 6.625% is payable beginning
 June 30, 1998 when all accrued interest
 will be due, then annually on each
 subsequent June 30. Principal payments
 are due beginning December 31, 1998
 when one-fifth of the outstanding
 amount is due. Subsequent payments are
 due one-fifth each December 31 until
 February 26, 2002 when all outstanding
 principal and interest is due.                    70,400           49,600

Notes receivable - Shareholder, unsecured.
 Interest at 6.625% is payable beginning
 June 30, 1998 when all accrued interest
 will be due, then annually on each
 subsequent June 30. Principal payments
 are due beginning December 31, 1998 when
 one-fifth of the outstanding amount is due.
 Subsequent payments are due one-fifth each
 December 31 until February 26, 2002 when all
 outstanding principal and interest is due.        62,400           49,600

Notes receivable - Related Party, unsecured.
 Interest at 6.625% is payable beginning
 June 30, 1998 when all accrued interest will
 be due, then annually on each subsequent
 June 30. Principal payments are due beginning
 December 31, 1998 when one-fifth of the
 outstanding amount is due. Subsequent payments
 are due one-fifth each December 31 until
 February 26, 2002 when all outstanding
 principal and interest is due.                    28,998           16,999


                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 2 - NOTES RECEIVABLE - SHAREHOLDERS AND RELATED PARTIES - CONTINUED
------------------------------------------------------------------------

                                                         1998             1997
                                                      --------          -------
Notes receivable - Related Party,
 unsecured. Interest at 6.625% is payable
 beginning June 30, 1998 when all accrued
 interest will be due, then annually on
 each subsequent June 30. Principal payments
 are due beginning December 31, 1998
 when one-fifth of the outstanding amount
 is due. Subsequent payments are due one-fifth
 each December 31 until February 26, 2002 when
 all outstanding principal and interest is due.        19,600             9,600

Note receivable - Shareholder, unsecured.
 Interest at 8%, principal and interest
 is payable in five annual installments of
 $38,250 beginning September 30, 1998. The
 note was prepaid through a portion of
 the year 2000                                        101,915           101,915
                                                    ---------         ---------

 Total Notes Receivable                               283,313           241,714

Less: Current maturities                               36,280            39,160
                                                    ---------         ---------

TOTAL NOTES RECEIVABLE - LESS CURRENT
-------------------------------------
  MATURITIES                                        $ 247,033         $ 202,554
  ----------                                        =========         =========


The aggregate amount of notes receivable maturing in each of the five years subsequent to September 30, 1998 is as follows:

For the year ending September 30,  1999               $  36,280
                                   2000                  61,695
                                   2001                  74,529
                                   2002                 110,809
                                                      ---------
                                                      $ 283,313
                                                      =========

NOTE 3 - PREFERRED STOCK
------------------------

               The Company has authorized the issuance of 5,000,000 shares of preferred stock. The 1,000,000 shares of preferred stock issued in connection with the Big Tex business combination discussed in Note 1 (B) are convertible to common stock. The preferred stock also has 3 to 1 voting rights over all common stock.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 4 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

               (A) LEASES

               On October 8, 1998 the Company, as subtenant, entered into a sublease agreement with the existing tenant commencing on October 15, 1998. The term of the sublease is through and including the end of the original term of the tenant's lease of the premises, which is August 20, 2000. The monthly rent on this sublease is $1,512 through August 20, 1999 at which time it will increase to $1,579 a month until August 20, 2000. Future annual minimum rentals under this sublease agreement are as follows:

               YEARS ENDING
               SEPTEMBER 30             AMOUNT
               ------------            --------
                   1999                $ 16,632
                   2000                  17,369


               (B) LEGAL ACTIONS

               In the normal course of business, there may be various legal actions and proceedings pending which seek damages against the Company. Management believes that the amount, if any, that may result from these claims, will not have a material adverse effect on the financial statements.

               (C) SECURITIES AND EXCHANGE COMMISSION INFORMAL INQUIRY

               In August 1998, the Securities and Exchange Commission ("SEC") began an informal inquiry relating to the sales of shares of the Company in 1996 and 1997 to the former shareholders of Kanakaris InternetWorks, Inc. ("KIW") (See Note 1(A), (B) and (C)). Approximately 6,000,000 shares were sold to investors of KIW. Named in the inquiry as defendants are the Company and its President and Vice President. Settlement negotiations have been conducted with the SEC during 1999 and it is the opinion of counsel that the Company, its executives and the SEC will accept the following settlement: Without admitting or denying any wrong doing, the Company and its executives will consent to a permanent injunction enjoining them from engaging in acts which constitute, among other things violations of Section 17(a)(1) 2 OR 3 of the Securities Act of 1933. In addition Company counsel advises that the proposed settlement would not carry any civil penalties.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 4 - COMMITMENTS AND CONTINGENCIES - (CONT'D)
-------------------------------------------------

               (D) YEAR 2000 ISSUES

               The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

               The Company uses a standard off the shelf accounting software package for all of its accounting requirements. Management has contacted the software vendor and determined that the accounting software is Year 2000 compliant. All internal management software is Microsoft based and management continually monitors the Year 2000 status of such software. Management has verified Year 2000 status with its primary vendors and has not identified any Year 2000 issues with those vendors. Costs of investigating internal and external Year 2000 compliance issues have not been material to date. As a result, management believes that the effect of investigating and resolving Year 2000 compliance issues on the Company will not have a material effect on the Company's future financial position or results of operations.

               In addition to the effect of Year 2000 issues on the Company's accounting and management systems, Year 2000 issues may effect the Company's products as the products are primarily computer related. The Company's products have been developed and tested with regard to Year 2000 compliance. All products were deemed to be Year 2000 compliant. The costs of such development and testing and validating were minimal and absorbed as part of the Company's normal quality control procedures.

NOTE 5 - PRIVATE PLACEMENT
--------------------------

               June 15, 1998, the Company prepared an Offering Memorandum under Securities and Exchange Commission exemptions from Registration provided by Section 3 (b) Regulation D and Rule 504 promulgated thereunder to raise $625,000 by offering shares of the Company's common stock. The offering was terminated on September 28, 1998 and the Company raised $471,024 from such offering. (Also See Note 6 (D)).

              KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                  (FORMERLY KANAKARIS INTERNETWORKS, INC.
                              AND SUBSIDIARY)
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF SEPTEMBER 30, 1998 AND 1997
                     ---------------------------------

NOTE 6 - SUBSEQUENT EVENTS
--------------------------

               (A)  LETTER OF INTENT

               On January 26, 1999, the Company entered into a Letter of Intent with Timothy L. Waller to develop, design, and maintain two Real Estate Web Sites: (1) www.brea.com (Bank Real Estate Auctions) is intended to be used to sell bank owned real estate via the internet in an auction like atmosphere and (2) www.fsbomls.com (For Sale By Owner Multiple Listing Service) is intended to enable real estate owners to market and sell their property without the services of a professional real estate broker. The two parties agreed to sign a formal agreement within 120 days from the date of the Letter of Intent.

               (B)  LICENSE AGREEMENT

               On February 18, 1999, the Company entered into a License Agreement ("Agreement") with ION Systems, Inc. ("ION"), a Missouri corporation. The Agreement is through December 31, 2004, and thereafter will be renewed automatically for additional renewal terms of five years each, ending on December 31 of each fifth year. Under the terms of the Agreement, ION grants to the Company a license to use its products, the E*Web and the X*Maker computer software enabling the secure downloading and viewing of web sites, for or in connection with the Company's web sites. The two parties agreed that the software may be used solely for the publishing, displaying, promoting, marketing, offering and selling for a fee of certain specified book categories as well as of products or services listed in the books published. The aforementioned activities are meant to be offered directly to customers and end users using the facilities of a web site. No geographic or territorial restrictions apply to the use of the software. At the option of the Company to be exercised until August 30, 1999, the license with regard to E*Web shall be exclusive to the Company for a license fee of $1,000,000. The agreed fee for each book conversion performed by ION will be $100, and the royalties for each book sale and product sale shall be 12% and 5%, respectively, of the gross revenue. Furthermore, ION shall have the right to buy 100,000 shares of the Company's common stock at a price of $0.30 per share one time at any time between June 1, 1999 and December 31, 2005.

               The Company did not exercise the exclusive $1,000,000 license option it had with ION under the terms of this agreement.

               (C) REVOLVING LINE OF CREDIT

               On February 25, 1999, the Company signed a Memorandum of Understanding ("Memorandum") with Alliance Equities Inc. ("Alliance"), a Florida-based venture capital firm. The

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 6 - SUBSEQUENT EVENTS - (CONT'D)
-------------------------------------

               two parties agreed to sign a final agreement within 14 days from the date of the Memorandum. Under the terms of the Memorandum, Alliance will make available a $5 million revolving line of credit in order to enable the Company to pursue current Internet opportunities, commerce development, and a possible stock buy back program. The two parties agreed that the indebtedness may be paid back by the Company either with cash or the issuance of stock. Any money advanced to the Company by Alliance in the interim of signing the final agreement will be returned if no final agreement can be reached. Furthermore, the two parties agreed that Alliance will continue its ongoing consulting services to the Company including, but not limited to, strategic growth advice and introductions, marketing advice, and business ideas. Alliance will be compensated for these services at the option of the Company either in cash, or through the issuance of stock or credit towards the purchase of stock.

               (D) OFFERING MEMORANDUMS

               On December 3, 1998 and February 18, 1999 the Company completed two offerings under the Securities and Exchange Commission Regulation D, Rule 504. In the first offering, 3,333,333 shares were sold to two investors at $.06 per share for a total of $200,000. In the second offering 470,000 shares were sold to one investor at $.50 per share for a total of $235,000.

               (E)  AGREEMENT AND SETTLEMENT

               As a result of certain actions by its former securities attorney, which led, among other things, to the Company's recognition of a bad debt in the amount of $300,000, the Company entered into a settlement agreement with the former attorney and received a $250,000 non-interest bearing promissory note dated February 3, 1999. The note is payable in monthly installments of $20,833 commencing February 15, 1999.

               The Company is negotiating with its former attorney relating to a further financial settlement concerning the actions of the attorney and others.

               Should the Company's efforts to informally resolve these matters prove to be unsuccessful, the Company intends to vigorously pursue its claims, and has had preliminary discussions with new legal counsel relating to the matter.

                 KANAKARIS COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY KANAKARIS INTERNETWORKS, INC.
                                 AND SUBSIDIARY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1998 AND 1997
                        ---------------------------------

NOTE 7 - BUSINESS COMBINATION - UNAUDITED PRO FORMA FINANCIAL INFORMATION
--------------------------------------------------------------------------

               The following unaudited pro forma financial information for the Company gives effect to the Desience acquisition as if it occurred on October 1, 1996. (See Note 1(B)) These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

               The accompanying financial statements for the year ended September 30, 1998, include the operations of Desience for the entire year from October 1, 1997 to September 30, 1998.

                   PROFORMA CONDENSED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                             Desience         Kanakaris
                           Corporation     Communications,
                           Year ended     2/25/97 (Inception)   Proforma
                             9/30/97          to 9/30/97        adjustment    Consolidated
                          ------------    -------------------   ----------    -------------

Revenue                   $ 1,409,408       $     8,475                        $ 1,417,883
                          ------------      ------------                       ------------

Cost of Revenues              879,821                 0                            879,821
General &
 Administrative               358,209           774,356          21,290          1,153,855
                          ------------      ------------                       ------------

                            1,238,030           774,356          21,290          2,033,676
                          ------------      ------------                       ------------

Net Income (loss)         $   171,378         ($765,881)                         ($615,793)
                          ============      ============                       ============

Net Loss per common share                                                          ($0.220)

Weighted Average shares outstanding                                              2,802,154

Proforma Adjustment:
 Amortization Goodwill      $319,344
 15 year amortization-
 per yr                       21,290


                          INDEPENDENT AUDITORS' REPORT




TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
OF KANAKARIS COMMUNICATIONS, INC.
(FORMERLY DESIENCE CORPORATION)


We have audited the accompanying balance sheet of KANAKARIS COMMUNICATIONS, INC. (FORMERLY DESIENCE CORPORATION), as of September 30, 1997, 1996, and 1995 and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KANAKARIS COMMUNICATIONS, INC. (FORMERLY DESIENCE CORPORATION) as of September 30, 1997, 1996, and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                               /s/ Tanner & Co.



Salt Lake City, Utah
January 14, 1998


                                                              KANAKARIS COMMUNICATIONS, INC.
                                                                               BALANCE SHEET

                                                                               SEPTEMBER 30,
--------------------------------------------------------------------------------------------

         ASSETS                                            1997         1996         1995
         ------                                      ---------------------------------------

Current assets:
     Cash                                            $     60,930 $      8,489 $      3,597
     Accounts receivable                                   56,774       81,110       29,053
     Inventories                                            8,688       17,430       14,348
     Prepaid expenses                                      11,846        6,539        1,374
                                                     ---------------------------------------

                  Total current assets                    138,238      113,568       48,372

Property and equipment, net                                 9,838       12,585       17,655
Related party advances                                          -      387,000      380,000
Other assets                                                  700        3,000        3,000
                                                     ---------------------------------------

                  Total assets                       $    148,776 $    516,153 $    449,027
                                                     =======================================

--------------------------------------------------------------------------------------------

         LIABILITIES AND STOCKHOLDER'S DEFICIT
         -------------------------------------

Current liabilities:
     Accounts payable                                $    389,792 $    416,525 $    437,708
     Current portion of long-term debt                          -       70,629       72,427
     Accrued payroll                                            -      331,846           82
     Accrued expenses                                       9,729          348      276,635
     Deferred revenue                                      68,598      187,526      118,761
                                                     ---------------------------------------

                  Total current liabilities               468,119    1,006,874      905,613
                                                     ---------------------------------------

Commitments and contingencies                                   -            -            -

Stockholder's deficit:
     Common stock, $.01 par value, 5,000,000
       shares authorized; 10,000 shares
       issued and outstanding                                 100          100          100
     Accumulated deficit                                 (319,443)    (490,821)    (456,686)
                                                     ---------------------------------------

                  Total stockholder's deficit            (319,343)    (490,721)    (456,586)
                                                     ---------------------------------------

                  Total liabilities and
                  stockholder's deficit              $    148,776 $    516,153 $    449,027
                                                     =======================================

--------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


                                                                   KANAKARIS COMMUNICATIONS, INC.
                                                  STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                        YEARS ENDED SEPTEMBER 30,

-------------------------------------------------------------------------------------------------

                                                           1997           1996           1995
                                                     --------------------------------------------

Revenue:
     Net sales                                       $   1,260,979  $   1,193,084  $   1,688,832
     Installation                                           79,936         76,678        135,042
     Freight                                                68,493         54,976        104,966
                                                     --------------------------------------------

              Total revenue                              1,409,408      1,324,738      1,928,840
                                                     --------------------------------------------

Cost and expenses:
     Cost of sales                                         879,821        807,837      1,157,810
     General and administrative                            421,093        535,097        658,374
                                                     --------------------------------------------

                                                         1,300,914      1,342,934      1,816,184
                                                     --------------------------------------------

Income (loss) from operations                              108,494        (18,196)       112,656

Other income (expense):
     Interest expense                                       (6,316)       (15,139)       (38,699)
     Forgiveness of payables                                70,000              -              -
                                                     --------------------------------------------

              Income (loss) before income taxes            172,178        (33,335)        73,957

Provision for income taxes - current                          (800)          (800)          (800)
                                                     --------------------------------------------

              Net income (loss)                            171,378        (34,135)        73,157

Accumulated deficit beginning of year                     (490,821)      (456,686)      (529,843)
                                                     --------------------------------------------

Accumulated deficit end of year                      $    (319,443) $    (490,821) $    (456,686)
                                                     ============================================

Earnings (loss) per common and common
  equivalent share                                   $       17.14  $       (3.41) $        7.32
                                                     ============================================

Weighted average number of common and
  common equivalent shares                                  10,000         10,000         10,000
                                                     ============================================

-------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



                                                                       KANAKARIS COMMUNICATIONS, INC.
                                                                              STATEMENT OF CASH FLOWS

                                                                            YEARS ENDED SEPTEMBER 30,
-----------------------------------------------------------------------------------------------------

                                                             1997            1996           1995
                                                       ----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                 $      171,378  $      (34,135) $      73,157
     Adjustments to reconcile net income (loss)
       to net cash provided by operating activities:
         Depreciation                                           3,405           5,070          7,600
         Loss on disposal of property and
           equipment                                               92               -              -
         Decrease (increase) in:
              Accounts receivable                              24,336         (52,057)       121,386
              Inventories                                       8,742          (3,082)         8,683
              Prepaid expenses                                 (5,307)         (5,165)         1,119
              Other assets                                      2,300               -              -
         Increase (decrease) in:
              Accounts payable                                143,205         (21,183)      (101,212)
              Deferred revenue                               (118,928)         68,765         32,648
              Accrued payroll                                (122,877)         55,211         64,136
              Accrued liabilities                               9,383             266        (24,138)
                                                       ----------------------------------------------

                  Net cash provided by
                  operating activities                        115,729          13,690        183,379
                                                       ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES-
     purchase of property and equipment                          (750)              -              -
                                                       ----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Related party advances                                     8,091          (7,000)       (64,000)
     Payment of notes payable                                 (70,629)         (1,798)      (123,376)
                                                       ----------------------------------------------

                  Net cash used in
                  financing activities                        (62,538)         (8,798)      (187,376)
                                                       ----------------------------------------------

                  Net increase (decrease) in cash              52,441           4,892         (3,997)

Cash, beginning of year                                         8,489           3,597          7,594
                                                       ----------------------------------------------

Cash, end of year                                      $       60,930  $        8,489  $       3,597
                                                       ==============================================

-----------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                                                  KANAKARIS COMMUNICATIONS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS

                                              SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

1.   SUMMARY OF     ORGANIZATION AND NATURE OF BUSINESS
     SIGNIFICANT    Kanakaris Communications, Inc. (formerly known as Desience
     ACCOUNTING     Corporation) was incorporated in California in 1984. The
     POLICIES       Company changed its name to Kanakaris Communications, Inc.
                    from Desience Corporation on October 20, 1997. See note 12.
                    The Company designs and installs trading desks for the investment industry. The Company has supplied Operation
                    Console (OPCON) modular systems to data and network centers worldwide. The Company assists in the planning process by providing a blueprint floor plan of OPCON layouts and oversees the product manufacturing and the installation processes.


                    CASH EQUIVALENTS
                    For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.


                    INVENTORIES
                    Inventories consisting of parts and finished goods are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.


                    PROPERTY, PLANT AND EQUIPMENT
                    Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization on capital leases and property, plant and equipment is determined using the straight-line method over the estimated useful lives of the assets or terms of the lease. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in net income.


                    REVENUE RECOGNITION
                    Revenue is recognized upon shipment of product or performance of services.


                    INCOME TAXES
                    Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to depreciation.

                    EARNINGS PER SHARE
                    Earnings per share are based upon the weighted average of the 10,000 shares outstanding for each year.

--------------------------------------------------------------------------------

                                                  KANAKARIS COMMUNICATIONS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                       Continued

--------------------------------------------------------------------------------

1.   SUMMARY OF    CONCENTRATION OF CREDIT RISK
     SIGNIFICANT   Financial instruments which potentially subject the Company
     ACCOUNTING    to concentration of credit risk consist primarily of trade
     POLICIES      receivables. In the normal course of business, the Company
     Continued     provides credit terms to its customers. Accordingly, the
                   Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.


                   The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.


                   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND  Property and equipment consist of the following at cost:
     EQUIPMENT

                                                  SEPTEMBER 30,
                                  --------------------------------------------
                                        1997           1996           1995
                                  --------------------------------------------

          Leasehold improvements  $         750  $      15,523  $      15,523
          Furniture and fixtures        272,796        276,472        276,472
                                  --------------------------------------------

                                        273,546        291,995        291,995
          Less accumulated
          depreciation and
          amortization                 (263,708)      (279,410)      (274,340)
                                  --------------------------------------------

                                  $       9,838  $      12,585  $      17,655
                                  ============================================

--------------------------------------------------------------------------------

                                                  KANAKARIS COMMUNICATIONS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                       Continued

--------------------------------------------------------------------------------



3.   LONG-TERM     Long-term debt consists of the following:
     DEBT
                                                    SEPTEMBER 30,
                                       ---------------------------------------
                                           1997         1996           1995
                                       ---------------------------------------
                    8% note payable
                    to a company
                    requiring monthly
                    payments of
                    $7,513 including
                    interest. This
                    note was not paid
                    in accordance
                    with its terms,
                    secured by
                    security
                    agreement          $         -  $    70,629  $     72,427
                                       ---------------------------------------

                    Less current portion         -      (70,629)      (72,427)
                                       ---------------------------------------

                    Long-term debt     $         -  $         -  $          -
                                       =======================================


4.   RELATED        The Company had amounts due from the stockholder for the
     PARTY          years ending September 30, 1996 and 1995. As a result of the
     TRANSACTIONS   death of the stockholder in June of 1997, the amounts of
                    stockholder advances were eliminated by offsetting the amount due with certain liabilities. The liabilities included approximately $6,000 of business/personal expenses of the stockholder, $79,000 of special borrowings (notes payable), $85,000 of an old note payable, and approximately
                    $209,000 of accrued compensation which an employee has agree to forego.


                    Included in general and administration expenses is $52,500, $53,000, and $55,000 for the years ending September 30, 1997, 1996, and 1995, respectively, for services provided by the stockholder.

--------------------------------------------------------------------------------

                                                  KANAKARIS COMMUNICATIONS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                       Continued

--------------------------------------------------------------------------------

5.   INCOME         The current provision for income taxes represents federal
     TAXES          income taxes and includes taxes withheld on royalties by
                    foreign countries.


                    The provision for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to income before provision for income taxes for the following reasons:


                                                    SEPTEMBER 30,
                                    --------------------------------------------
                                         1997          1996           1995
                                    --------------------------------------------

     Federal income tax (benefit)
       provision at statutory rate  $      56,000  $     (11,000) $      24,000
     State taxes                           12,800         (1,200)         5,800
     Change in valuation allowance        (68,000)        13,000        (29,000)
     Other
                                    --------------------------------------------

                                    $         800  $         800  $         800
                                    ============================================




                                                  SEPTEMBER 30,
                                    --------------------------------------------
                                        1997          1996           1995
                                    --------------------------------------------

     Net operating loss             $     128,000  $     796,000  $     183,000
     Valuation allowance                 (128,000)      (196,000)      (183,000)
     Accrued payroll                            -              -              -
                                    --------------------------------------------

                                    $           -  $           -  $           -
                                    ============================================


                    The Company has net operating loss carryover of approximately $318,000, which is available to offset future income taxes. They begin to expire in 2006. Since substantial changes in the Company's ownership have occurred, there will be an annual limitation of the amount of NOL carryforwards which can be utilized.

--------------------------------------------------------------------------------

                                                  KANAKARIS COMMUNICATIONS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                       Continued

--------------------------------------------------------------------------------

6.   PREFERRED      The Company is authorized to issued up to 1,000,000 shares
     STOCK          of $.01 par value preferred stock. The preferred stock can be issued under various series and terms. There was no preferred stock issued and outstanding at September 30, 1997, 1996, and 1995.


7.   FORGIVENESS    During 1997, an officer of the Company forgave the Company
     OF PAYABLES    of $70,000 of accrued salary payable from a previous year.


8.   SUPPLEMENTAL   During the year ended September 30, 1997:
     CASH FLOW
     INFORMATION    o  The Company reduced related party advances by $378,909, accounts payable by $5,938, notes payable by $164,000, and accrued payroll by $208,969.

                                                 YEAR ENDED
                                                SEPTEMBER 30,
                                 -----------------------------------------
                                      1997           1996         1995
                                 -----------------------------------------

                    Interest     $      6,316  $     15,139  $     38,699
                                 =========================================

                    Income taxes $        800  $        800  $        800
                                 =========================================


9.   FAIR VALUE OF  None of the Company's financial instruments are held for
     FINANCIAL      trading purposes. The Company estimates that the fair value
     INSTRUMENTS    of all financial instruments at September 30, 1997, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

--------------------------------------------------------------------------------

                                                  KANAKARIS COMMUNICATIONS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                       Continued


--------------------------------------------------------------------------------


10.  COMMITMENTS    In the normal course of business, there may be various other
     AND            legal actions and proceedings pending which seek damages
     CONTINGENCIES  against the Company. Management believes that the amount, if any, that may result from these claims, will not have a material adverse effect on the financial statements.


11.  SIGNIFICANT    The Company purchases materials and inventory from two
     SUPPLIERS      significant suppliers. Purchases from these suppliers are as follows:

                    YEAR                   SUPPLIER A       SUPPLIER B
                    ----                ---------------------------------

                    1997                $        262,233 $        303,714
                    1996                $        299,173 $        234,875
                    1995                $        542,772 $        238,235



12.  SUBSEQUENT     NAME CHANGE
     EVENTS         On October 10, 1997, the Company entered into an agreement with Kanakaris Internet Works where all of the Company's shares were exchanged for a 4% royalty on gross sales that the Company has in perpetuity. The Company became a wholly-owned subsidiary of Kanakaris Internet Works. The
                    Company, on October 20, 1997, changed its name to Kanakaris
                    Communications, Inc. from Desience Corporation.


                    In addition, on November 25, 1997, the Company's new parent entered into an agreement where it was acquired by Big Tex Enterprises. As part of this agreement, Big Tex Enterprises changed its name to Kanakaris Communications, Inc.

--------------------------------------------------------------------------------
                                      F-58

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only when it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                            ------------------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Risk Factors............................................................... 2
Forward-Looking Statements................................................. 5
Use of Proceeds............................................................ 6
Price Range of Our Common Stock............................................ 6
Dividend Policy............................................................ 6
Capitalization............................................................. 7
Selected Consolidated Financial Data....................................... 8
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.................................................... 9
Business................................................................... 12
Management................................................................. 23
Resales of Shares Covered by this
  Prospectus............................................................... 26
Principal and Selling Security Holders..................................... 26
Plan of Distribution....................................................... 28
Certain Relationships and Related Transactions............................. 29
Description of Capital Stock............................................... 30
Legal Matters.............................................................. 34
Experts.................................................................... 34
Change in Independent Accountants.......................................... 34
Where You Can Find More Information........................................ 35
Index to Financial Statements.............................................. F-1

                            ------------------------


                                1,783,334 Shares




                                    KANAKARIS
                              COMMUNICATIONS, INC.




                                  COMMON STOCK



                                -----------------
                                   PROSPECTUS
                                -----------------



                                           , 2000

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation, as amended, do not expressly limit the liability of our company's directors for monetary damages. However, our Bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of our company or is or was serving at the request of our company or for its benefit as a director or officer of another corporation, or as our company's representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

         Our Bylaws provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by our company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by our company. Such right of indemnification is a contract right that is not exclusive of any other right such directors, officers or representatives may have, including rights under any bylaw, agreement, vote of shareholders, provision of law and any other rights.

         Our Bylaws provide further that our Board of Directors may cause our company to purchase and maintain insurance on behalf of any person who is or was a director or officer of our company, or is or was serving at the request of our company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not our company would have the power to indemnify such person.

         Certain of the Selling Security Holders and our company each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration, including liabilities under the Securities Act of 1933, and to contribute to payments such persons may be required to make in respect thereof.

ITEM 25.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

          SEC registration fee.............................. $   1,034
          NASD filing fee...................................         0
          Printing and engraving expenses...................       200
          Legal fees and expenses...........................    95,000
          Blue Sky fees and expenses........................     1,000
          Accounting fees and expenses......................     5,000
          Miscellaneous.....................................     7,000
                                                             ----------

                Total....................................... $ 109,234
                                                             ==========


All of the above expenses will be paid by the Registrant.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


         In June 1998, the Registrant issued an aggregate of 27,000 shares of common stock to two accredited investors in a private offering in exchange for $20,000 in cash.

         In June 1998, the Registrant issued 1,200 shares of common stock to one individual in a private offering in exchange for shares of Kanakaris InternetWorks, Inc.

         In June 1998, the Registrant issued 98,800 shares of common stock to one consultant in a private offering in exchange for consulting services rendered.

         In July 1998, the Registrant issued an 75,000 shares of common stock to one accredited investor in a private offering in exchange for cash.

         In July 1998, the Registrant issued 400,000 shares of common stock to one consultant in a private offering in exchange for consulting services rendered.

         In July 1998, the Registrant issued an aggregate of 13,313 shares of common stock to eleven individuals in private offerings in exchange for shares of Kanakaris InternetWorks, Inc.

         In August 1998, the Registrant issued 450,000 shares of common stock to three accredited investors in private offerings in exchange for cash.

         In August 1998, the Registrant issued 40,000 shares of common stock to one individual in a private offering in exchange for shares of Kanakaris InternetWorks, Inc.

         In December 1998, the Registrant issued an aggregate of 525,000 shares of common stock to one accredited investor in a private offering in exchange for $31,500 in cash.

         In January 1999, the Registrant issued an aggregate of 1,711,667 shares of common stock to two accredited investors in private offerings in exchange for $102,700 in cash.

         In January 1999, the Registrant issued 200,000 shares of common stock to one consultant in a private offering in exchange for consulting services rendered with an estimated value of $84,000.

         In February 1999, the Registrant issued 1,130,669 shares of common stock to one accredited investor in a private offering in exchange for $67,840 in cash.

         In February 1999, the Registrant issued 100,000 shares of common stock to one entity as consideration for the purchase of the domain name Netbook.com with an estimated value of $106,000.

         In March 1999, the Registrant issued 150,000 shares of common stock to one consultant in a private offering in exchange for services rendered with an estimated value of $175,500.

         In April 1999, the Registrant issued 635,000 shares of common stock to two accredited investors in a private offering in exchange for $317,500 in cash.

         In April 1999, the Registrant issued 35,000 shares of common stock to one consultant in a private offering in exchange for services rendered with an estimated value of $91,875.

         In April 1999, the Registrant issued an aggregate of 416,100 shares of common stock to five consultants in a private offering, 406,000 shares of which were issued in exchange for services rendered with an estimated value of $583,625 and 10,100 shares of which were issued in satisfaction of certain accounts payable by the Registrant in the amount of $10,000.

         In June 1999, the Registrant issued an aggregate of 345,000 shares of common stock to five consultants in a private offering in exchange for services rendered with an estimated value of $452,640.

         In July 1999, the Registrant issued 50,000 shares of common stock in a private offering to one consultant in exchange for services rendered with an estimated value of $53,125.

         In August 1999, the Registrant issued an aggregate of 255,000 shares of common stock to four investors in private offerings in exchange for $100,000 in cash.

         In August 1999, the Registrant issued an aggregate of 337,000 shares of common stock to six consultants in private offerings in exchange for consulting services rendered with an estimated value of $358,063.

         During August and September 1999, the Registrant issued an aggregate of $1,070,000 of its 10% Convertible Subordinated Debentures to four accredited investors in two private offerings. The net offering proceeds were approximately $998,500 in cash.

         In October 1999, the Registrant issued 25,000 shares of common stock in a private offering to one consultant in exchange for services rendered with an estimated value of $18,750.

         In November 1999, the Registrant issued an aggregate of 1,001,000 shares of common stock to two consultants in private offerings in exchange for consulting services rendered with an estimated value of $750,750.

         In December 1999, the Registrant issued an aggregate of 136,000 shares of common stock to four accredited investors in private offerings in exchange for $68,000 in cash

         In December 1999, the Registrant issued 400,000 shares of common stock to one consultant for consulting services rendered with an estimated value of $200,000.

         Exemption from the registration provisions of the Securities Act of 1933 for the transactions described above is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.


ITEM 27. EXHIBITS.

         EXHIBIT NO.                                 DESCRIPTION
         -----------                                 -----------
         3.1................................         Articles of Incorporation of the Registrant filed with the
                                                     Nevada Secretary of State on November 1, 1991*

         3.2................................         Certificate of Amendment of Articles of Incorporation of
                                                     the Registrant filed with the Nevada Secretary of State on
                                                     June 26, 1997*

         3.3................................         Certificate of Amendment of Articles of Incorporation of
                                                     the Registrant filed with the Nevada Secretary of State on
                                                     November 26, 1997*

         3.4................................         Certificate of Amendment of Articles of
                                                     Incorporation of the Registrant filed with the
                                                     Nevada Secretary of State on March 3, 1999*

         3.5................................         Certificate of Designation of Class A Convertible
                                                     Preferred Stock of the Registrant filed with the Nevada
                                                     Secretary of State on March 9, 1999*

         3.6................................         By-Laws of the Registrant*

         4.1................................         Specimen Common Stock Certificate***

         4.2................................         Kanakaris Communications, Inc. 1999 Stock Incentive Plan***

         4.3................................         Form of Qualified Stock Option Agreement***

         4.4................................         Form of Non-Qualified Stock Option Agreement***

         4.5................................         Debenture Purchase Agreement dated as of August 5, 1999
                                                     between Alliance Equities and the Registrant**

         4.6................................         Debenture Purchase Agreement dated as of September 29, 1999 between the Purchaser named therein and the Registrant***

         4.7................................         Kanakaris Communications, Inc. 10% Convertible Subordinated
                                                     Debenture due August 4, 2000 made by the Registrant in
                                                     favor of Alliance Equities**

         4.8................................         Kanakaris Communications, Inc. 10% Convertible Subordinated
                                                     Debenture due September 29, 2000 made by the Registrant
                                                     in favor of the Payee named therein***

         4.9................................         Stock Escrow and Security Agreement dated as of November 1,
                                                     1999 between the Registrant, Owen Naccarato and the Holder named therein***

         4.10...............................         Registration Rights Agreement dated as of August 5, 1999
                                                     by and between Alliance Equities and the Registrant**

         4.11...............................         Registration Rights Agreement dated as of September 29, 1999 by and between the Registrant and the Purchaser named therein***

         5.1................................         Opinion of Rutan & Tucker, LLP*****



                                      II-4

         10.1...............................         Stock Purchase Agreement dated as of October 10, 1997 by
                                                     and between Christel H. Uttenbogaart and Kanakaris
                                                     InternetWorks, Inc.***

         10.2...............................         Acquisition Agreement dated as of November 25, 1997 between
                                                     Big Tex Enterprises, Inc. and Kanakaris InternetWorks, Inc.***

         10.3...............................         Windows Media (TM) Technology Promotion Agreement dated
                                                     February 18, 1999 between Microsoft Corporation and the
                                                     Registrant***

         10.4...............................         GEO Publishing, Inc. WebRadio(TM) Webcasting Service
                                                     Agreement - Live 24/7 Audio Streaming dated June 15,
                                                     1999 between GEO Publishing Inc. and the Registrant***

         10.5...............................         Sublease Agreement dated as of October 8, 1999 by and between
                                                     Belfiore-Fitzgerald and the Registrant***

         10.6...............................         License Agreement dated as of February 18, 1999 between the
                                                     Registrant and ION Systems, Inc.***

         10.7...............................         First Amendment to License Agreement dated effective as of
                                                     March 22, 1999 by and between the Registrant and ION
                                                     Systems, Inc. ***

         10.8...............................         Agreement dated October 21, 1999 between eConnect and the
                                                     Registrant***

         10.9...............................         Memorandum of Understanding dated November 1, 1999 by and
                                                     between SyCoNet.com Inc. and the Registrant***

         10.10..............................         Custom Content Service Agreement dated August 23, 1999 between
                                                     ScreamingMedia.Net, Inc. and the Registrant***

         10.11..............................         On-Line Classifieds/On-Line Auctions/On-Line Personals Internet
                                                     Content Provider Agreement dated effective August 1, 1999
                                                     between InXsys Broadcast Networks, Inc. and the Registrant***

         10.12..............................         Memorandum of Understanding dated February 25, 1999 between the Registrant and Alliance Equities***

         10.13..............................         Memorandum of Understanding dated April 7, 1999 between the
                                                     Registrant and Alliance Equities***

         10.14..............................         Promissory Note dated May 19, 1997 made by Branch Lotspeich in favor of Kanakaris InternetWorks, Inc.***

         10.15..............................         Promissory Note dated February 27, 1997 made by David Valenti in favor of Kanakaris InternetWorks, Inc.***

         10.16..............................         Promissory Note dated February 26, 1997 made by Alex Kanakaris in favor of Kanakaris InternetWorks, Inc.***

         10.17..............................         Promissory Note dated September 30, 1997 made by Alex
                                                     Kanakaris in favor of Kanakaris InternetWorks, Inc.***

         10.18..............................         Promissory Note dated April 7, 1997 made by John McKay in favor of Kanakaris InternetWorks, Inc.***

         10.19..............................         Promissory Note dated January 8, 1998 made by John McKay
                                                     in favor of Kanakaris InternetWorks, Inc.***

         10.20..............................         Promissory Note dated January 8, 1998 made by Alex Kanakaris in favor of Kanakaris InternetWorks, Inc.***

         10.21..............................         Promissory Note dated January 8, 1998 made by Branch Lotspeich in favor of Kanakaris InternetWorks, Inc.***

                                      II-5

         10.22..............................         Promissory Note dated January 8, 1998 made by David Valenti in favor of Kanakaris InternetWorks, Inc.***

         10.23..............................         Windows Media(TM) ICP Broadband Jumpstart Program Agreement
                                                     dated effective as of December 7, 1999 between the Registrant and Microsoft Corporation***

         10.24..............................         encoding.com Terms and Conditions and related purchase
                                                     orders*****

         10.25..............................         Revolving Line of Credit Agreement dated as of December 10, 1999 by and between the Registrant and Alliance Equities*****

         16.1...............................         Letter On Change in Certifying Accountant****

         21.1...............................         Subsidiaries of the Registrant***

         23.1...............................         Consent of Weinberg & Company, P.A., independent
                                                     certified public accountants

         23.2...............................         Consent of Weinberg & Company, P.A., independent certified public accountants

         23.3...............................         Consent of Tanner & Co., independent certified public
                                                     accountants

         23.4...............................         Consent of Rutan & Tucker, LLP (contained in the
                                                     opinion included as Exhibit 5.1)*****

         27.1...............................         Financial Data Schedule*****

---------------

* Filed as an exhibit to the Registrant's Form SB-2 filed with the Securities and Exchange Commission on August 10, 1999 (Registration No. 333-84909) and incorporated herein by reference.
** Supersedes an incomplete version which was inadvertently filed as an exhibit to the Registrant's Form SB-2 filed with the Securities and Exchange Commission on August 10, 1999 (Registration No. 333-84909).
*** Filed as an exhibit to the Registrant's Amendment No. 1 to Form SB-2 filed with the Securities and Exchange Commission on November 19, 1999 (Registration No. 333-84909) and incorporated herein by reference
**** Filed as an exhibit to the Registrant's Amendment No. 2 to Form SB-2 filed with the Securities and Exchange Commission on November 24, 1999 (Registration No. 333-84909) and incorporated herein by reference.
***** Filed as an exhibit to the Registrant's Amendment No. 3 to Form SB-2 filed with the Securities and Exchange Commission on December 21, 1999 (Registration No. 333-84909) and incorporated herein by reference.

ITEM 28. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

             (iii) include any additional or changed material information on the plan of distribution.

         (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on January 4, 2000.

                                       KANAKARIS COMMUNICATIONS, INC.

                                       By: /S/ ALEX F. KANAKARIS
                                          --------------------------------------
                                          Alex F. Kanakaris, Chairman of the
                                          Board, President and Chief Executive
                                          Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                          TITLE                           DATE
        ---------                          -----                           ----
/S/ ALEX F. KANAKARIS              Chairman of the Board,             January 4, 2000
----------------------------       President, Chief Executive
Alex F. Kanakaris                  Officer, and Director
                                   (Principal Executive
                                   Officer)


/S/ BRANCH LOTSPEICH               Vice Chairman of the Board,        January 4, 2000
----------------------------       Secretary and Director
Branch Lotspeich


         *                         Acting Chief Financial             January 4, 2000
----------------------------       Officer (Principal Financial
David Thomas Shomaker              Officer)


         *                         Director                           January 4, 2000
----------------------------
John Robert McKay


* By: /S/ ALEX F. KANAKARIS
     -----------------------
     Alex F. Kanakaris
     Attorney-in-Fact



                                    EXHIBITS
         EXHIBIT NO.                                 DESCRIPTION
         -----------                                 -----------





         23.1...............................         Consent of Weinberg & Company, P.A., independent
                                                     certified public accountants

         23.2...............................         Consent of Weinberg & Company, P.A., independent certified public accountants

         23.3...............................         Consent of Tanner & Co., independent certified public
                                                     accountants


                                      II-9